UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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PINNACLE FINANCIAL PARTNERS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

March 4, 2014

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders, which will be held in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, on Tuesday, April 15, 2014, at 11:00 a.m., CDT. I sincerely hope that you will be able to attend this meeting, and I look forward to seeing you.

This notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations for the year ended December 31, 2013 and the first quarter of 2014, as well as our plans for the future.  Your attention is directed to the proxy statement and notice of meeting accompanying this letter for more information regarding the matters proposed to be acted upon at the meeting.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We are constantly focused on improving the ways shareholders connect with information about Pinnacle, and believe that providing our proxy materials over the Internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact of our Annual Meeting.

Please take this opportunity to become involved in the affairs of Pinnacle Financial Partners, Inc. Whether or not you expect to be present at the meeting, please vote and submit your proxy as soon as possible via the Internet, by phone, or if you have requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs.  If you decide later to attend the meeting, you may withdraw your proxy at any time and vote your shares in person.

Sincerely,

M. Terry Turner
President and Chief Executive Officer

(Intentionally left blank)

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 15, 2014

The annual meeting of shareholders of Pinnacle Financial Partners, Inc. (the “Company”) will be held on Tuesday, April 15, 2014, at 11:00 a.m., CDT in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201 for the following purposes:

(1)	To elect four persons to serve as Class II directors for a three-year term and to elect one person to serve as a Class I director for a two-year term until their successors are elected and duly qualified;

(2)	To consider and act upon a proposal to adopt the Company’s 2014 Equity Incentive Plan;

(3)	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice;

(4)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(5)	To transact any other business as may properly come before the meeting.

The Board of Directors has set the close of business on February 21, 2014, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting.

We are mailing a Notice of Internet Availability of Proxy Materials to many of our shareholders instead of paper copies of our proxy statement and our annual report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2013 Annual Report and proxy card.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting that you vote as soon as possible. Promptly voting will help ensure that the greatest number of shareholders are present whether in person or by proxy. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice you received in the mail.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.  Should you desire to revoke your proxy, you may do so as provided in the accompanying proxy statement.

By Order of the Board of Directors,

Hugh M. Queener, Corporate Secretary

Nashville, Tennessee
March 4, 2014

Pinnacle Financial Partners, Inc.
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PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

* * * * * * * * *

PROXY STATEMENT FOR 2014 ANNUAL MEETING

* * * * * * * * *

The Board of Directors (the “Board”) of Pinnacle Financial Partners, Inc. (the “Company”) has made this proxy statement and accompanying proxy card available to you on the Internet, or upon your request, has delivered such materials to you in printed form in connection with its solicitation of proxies for use at the 2014 Annual Meeting of Shareholders (the “Meeting”) to be held at 11:00 a.m. CDT on Tuesday, April 15, 2014 in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, and at any adjournments of the Meeting.  The Board is soliciting proxies for the purposes set forth in the notice the Company mailed to you on or about March 4, 2014 (the “Notice of Internet Availability of Proxy Materials”).

The purposes of the Meeting are (i) to elect four Class II directors and one Class I director, (ii) to approve the Company’s 2014 Equity Incentive Plan, (iii) to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, (iv) to ratify the appointment of the Company’s independent registered public accounting firm, and (v) to transact such other business as may properly be brought before the Meeting.

The close of business on February 21, 2014 is the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.  We first mailed the Notice of Internet Availability of Proxy Materials to our shareholders on or about March 4, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 15, 2014:

As outlined in the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and the Company’s 2013 Annual Report are available on the Internet at http://materials.proxyvote.com/72346Q.

As of the close of business on the record date, the Company had 90,000,000 shares of Common Stock, $1.00 par value per share (the “Common Stock”), authorized, of which 35,336,340 shares were issued and outstanding, and 10,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”), authorized, of which no shares were issued and outstanding. Each issued and outstanding share of Common Stock is entitled to one vote on all matters presented at the Meeting.

Pinnacle Financial Partners, Inc.

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IMPORTANT MEETING AND VOTING INFORMATION

Proxy Voting Procedures

If you properly vote and submit your proxy card, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you submit your executed proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted as follows:

•	FOR the election of the Class II and Class I director nominees;

•	FOR the adoption of the Company’s 2014 Equity Incentive Plan;

•	FOR the non-binding, advisory approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement;

•	FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	In the best judgment of the persons appointed as proxies as to all other matters properly brought before the Meeting.

If any nominee for election to the Board named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted FOR a substitute nominee selected by the Board.

You may also vote in person by attending the meeting to be held at 11:00 a.m. CDT on Tuesday, April 15, 2014 in our offices on the eighth floor of the Pinnacle at Symphony Place located at 150 Third Avenue South, Nashville, Tennessee 37201.  Please be aware that cameras and other recording equipment will not be allowed in the Meeting.

Revocability of Proxies

You can revoke your proxy at any time before it is voted by delivering to Mr. Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, either a written revocation of the proxy or a duly executed proxy bearing a later date, or by casting a new vote by telephone or Internet (only your last proxy submitted prior to the Meeting will be counted).  You may also revoke your proxy by attending the Meeting and voting in person.  If you hold your investment in Company Common Stock in street name and you wish to cast your vote or change your vote at the Meeting, please bring a copy of your brokerage statement reflecting your share ownership as of the record date for the Meeting.

Shareholder Approval Requirements

A quorum will be present at the Meeting if at least 17,668,171 shares of Common Stock are represented in person or by valid proxy at the Meeting, which is a majority of the Company’s outstanding shares of Common Stock as of the record date.  According to Tennessee law and the Company's Amended and Restated Charter and Bylaws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting, whether those shareholders vote "for" or "against" or "abstain" from voting, together with all broker non‑votes will be counted for purposes of determining whether a quorum is present.

Broker Proxies.  Proxies that are returned to us by brokers that have not received instructions to vote on one or more proposals and do not vote on such proposal(s) are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.  Under the rules of the New York Stock Exchange (the “NYSE”), if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to non-routine matters. The election of directors, the proposal to adopt the Company’s 2014 Equity Incentive Plan, and the proposal to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement, are considered non-routine under the rules of the NYSE and failure to instruct your broker on how to vote on these matters will result in a broker non-vote. Therefore, it is very important that you instruct your broker how you wish your shares to be voted on these matters. The ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 is considered routine and therefore your broker may vote your shares even if your broker does not receive instructions from you.

Pinnacle Financial Partners, Inc.
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Vote Required to Elect Directors.  The directors of the Company are elected by a plurality of the total number of votes cast, which means the nominees who receive the largest number of properly cast votes will be elected as directors.  A vote to “withhold authority” for the election of one or more director nominees will be counted for quorum purposes, but because the vote required to elect directors is a plurality vote, a vote to “withhold authority” will not affect the outcome of the election under Tennessee law. However, as explained more fully below, a vote to “withhold authority” will be counted for purposes of determining whether a director nominee received the affirmative vote of holders of a majority of the shares voted as required by the Company’s Corporate Governance Guidelines. So long as a quorum is present, a “broker non-vote” will have no effect on the approval of the nominees to the Company’s Board.

The Company’s Board has adopted Corporate Governance Guidelines, as described in more detail below, which provide that, should an incumbent director receive more “Withhold Authority” votes than “For” votes, that director shall tender his or her resignation to the Chairman of the Board following the shareholder vote.  Subsequently, the Company’s Nominating and Corporate Governance Committee shall consider the relevant facts and circumstances, including the factors that may have given rise to the resulting shareholder vote and the service and qualifications of the impacted director(s), and recommend to the Board within ninety days of the shareholder vote as to whether to accept or reject the resignation of the impacted director(s).  The Board shall also consider the relevant facts and circumstances as to whether to accept or reject the Nominating and Corporate Governance Committee’s recommendation. Subsequently, the Company shall describe a full explanation of the above process and the decisions reached in a Form 8-K filing with the Securities and Exchange Commission.  Any director who tenders his resignation pursuant to this provision shall not participate in any discussion or recommendation related to the above process.

Vote Required to Adopt the Company’s 2014 Equity Incentive Plan, Vote Required to Approve, on a Non-Binding, Advisory Basis, the Compensation of the Company’s Named Executive Officers and Vote Required to Ratify the Appointment of KPMG LLP as Described in this Proxy Statement.  The adoption of the Company’s 2014 Equity Incentive plan, the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers as described in this proxy statement as required pursuant to the Dodd-Frank Wall-Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year and any matter other than that expressly enumerated in this proxy statement that properly comes before the Meeting will be approved if the number of shares of Common Stock voted in favor of the proposal exceeds the number of shares of Common Stock voted against it. A properly executed proxy marked "ABSTAIN" with respect to a proposal will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, abstentions on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm and abstentions or “broker non-votes” on the adoption of the Company’s 2014 Equity Incentive Plan, the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers as described in this proxy statement as required pursuant to the Dodd-Frank Act and any other proposal that properly comes before the Meeting will have no effect on whether the proposals are approved so long as a quorum is present.

Pinnacle Financial Partners, Inc.
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A summary of the voting provisions, provided a valid quorum is present or represented at the Meeting, for the above matters is as follows:

Vote	Director recommendation	Routine or Non-routine	Vote Requirement
Election of director nominees	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
Plurality of shares cast either FOR or WITHHOLD AUTHORITY each candidate will determine the result. WITHHOLD AUTHORITY will not impact vote result but, if more than FOR votes, may impact director’s ability to serve.  Unmarked ballots will not be considered in vote result.

Adoption of 2014 Equity Incentive Plan	FOR		Higher number of shares cast either FOR or AGAINST each proposal will determine the result. ABSTAIN will not impact vote result. Unmarked ballots will not be considered in vote result.
Advisory, non-binding approval of compensation of named executive officers	FOR
Ratification of independent registered public accounting firm	FOR	Routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.

Proxy Solicitation

Although the Company does not currently plan to engage a proxy solicitation firm, the Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

Shareholder Proposals for Next Year’s Meeting

In order for shareholder proposals for the 2015 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s 2015 proxy statement, all such proposals must be mailed to Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, and must be received no later than the close of business on November 4, 2014.  After this date, a shareholder who intends to raise a proposal to be acted upon at the 2015 Annual Meeting of Shareholders, but who does not desire to include the proposal in the Company’s 2015 proxy statement, must inform the Company in writing no later than January 19, 2015.  If notice is not provided by that date, such notice will be considered untimely and the Board may exclude such proposals from being acted upon at the 2015 Annual Meeting of Shareholders.  Further, if the Board elects not to exclude the proposal from consideration at the meeting (although not included in the proxy statement), the persons named as proxies in the Company’s proxy for the 2015 Annual Meeting of Shareholders may exercise their discretionary authority to act upon any such proposal.

CORPORATE GOVERNANCE

The Company has developed sound corporate governance principles which it believes are essential to running the Company's business efficiently and to maintaining the Company's integrity in the marketplace.

Pinnacle Financial Partners, Inc.
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Corporate Governance Guidelines

The Company’s Board has established a set of Corporate Governance Guidelines which address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters.  The Board believes such guidelines to be appropriate for the Company in its effort to maintain “best practices” as to corporate governance.  You may access a copy of the Company's Corporate Governance Guidelines by clicking on the “Governance Documents” link on the Company’s website at www.pnfp.com.  Also, the Company has included other corporate governance documents such as the Audit Committee Charter, Human Resources and Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and Code of Conduct on the Company’s website as well.

Director Independence

The Board, upon recommendation of the Nominating and Corporate Governance Committee, has determined that each of the following directors is an “independent director” within the meaning of NASDAQ Listing Rule 5605(a)(2):

Glenda Baskin Glover;	Harold Gordon Bone;
Gregory L. Burns;	Colleen Conway-Welch;
James C. Cope;	William H. Huddleston, IV;
Ed C. Loughry, Jr.;	Hal N. Pennington;
Gary L. Scott; and	Reese L. Smith III

Conversely, directors Atkinson, Turner and McCabe are not considered independent.  As a result, the Company considers 76.9% of its directorate independent at this time.  In determining director independence the Board and the Nominating and Corporate Governance Committee considered the following relationships and transactions, none of which for 2013 constituted “related party transactions” that would be required to be disclosed by the rules and regulations of the Securities and Exchange Commission:

•	Under NASDAQ Listing Rule 5605(a)(2), directors may not be determined to be independent if they are an executive officer or have been employed by a company within the three years preceding the determination of independence. In addition, a director may not be considered independent if the director received more than $120,000 in compensation (other than director fees, certain deferred compensation and retirement payments) from the Company for any twelve-month period during the preceding three years. Messrs. Turner and McCabe are executive officers of the Company, and accordingly, are not considered independent. Mr. Loughry was employed as Vice Chairman on March 15, 2006 upon the Company’s acquisition of Cavalry Bancorp, Inc. (“Cavalry”) and served as an executive officer of the Company until his retirement on December 31, 2007. Mr. Scott was employed as an executive officer of the Company upon the Company’s acquisition of Mid-America Bancshares, Inc. on November 30, 2007 until his retirement on October 31, 2008. In its determination that Mr. Loughry and Mr. Scott were independent, the Board and the Nominating and Corporate Governance Committee considered the period of time that had elapsed since Mr. Loughry’s and Mr. Scott’s retirement, the nature and amount of payments they have received from the Company since their retirement, including in the case of Mr. Loughry, payments currently received pursuant to a nonqualified noncontributory supplemental retirement plan established by Cavalry prior to its acquisition by the Company, the nature of their prior positions, and the relatively brief length of their employment with the Company. Mr. Loughry serves on the Nominating and Corporate Governance Committee, all members of which are required to be independent. Mr. Loughry also chairs the Human Resources and Compensation Committee and serves on the Executive Committee during 2012, all of the members of which are required to be independent. Mr. Scott began serving on the Audit Committee during 2012, all members of which are required to be independent. Mr. Scott also serves on the Human Resources and Compensation Committee.

•	Dr. Conway-Welch and Mr. Smith were among the organizers of the Company and in 2000, in connection with their guarantee of a line of credit for organizational expenses, received ten year warrants to purchase common stock. In its determination, the Board and the Nominating and Corporate Governance Committee considered that all such warrants have been exercised, and Dr. Conway-Welch and Mr. Smith have never participated in the day-to-day operations of the Company. Dr. Conway-Welch serves on the Community Affairs Committee and Nominating and Corporate Governance Committee. Mr. Smith services on the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee.

Pinnacle Financial Partners, Inc.
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•	Under NASDAQ Listing Rule 5605(a)(2), a director may not be considered independent if she is a controlling shareholder or executive officer of an organization to which the Company made payments within the preceding three years in excess of $200,000 or 5% of the recipient’s gross revenues for the year, whichever is greater. Ms. Atkinson serves as Chairman of Atkinson Public Relations (“Atkinson PR”) which provides public relations services to the Company. The amounts received by Atkinson PR were less than those limits in 2012 and 2013, and not material, but exceeded the NASDAQ rule limits in 2011. Ms. Atkinson serves on the Community Affairs Committee and the Trust Committee.

•	When considering the independence of Mr. Cope, the Nominating and Corporate Governance Committee and the Board considered amounts paid by the Company to the law firm of which Mr. Cope is a partner as well as amounts currently paid to him pursuant to a nonqualified, noncontributory supplemental retirement plan established by Cavalry prior to its acquisition by the Company. During 2013, 2012 and 2011, the Company paid $200, $7,400, and $500, respectively, to Mr. Cope’s firm for legal services, which amounts were considered immaterial to Mr. Cope’s firm and the Company. Pursuant to SEC Rule 10A-3(b)(1)(ii), Mr. Cope may not serve as a member of the firm’s audit committee given his law firm has received compensatory fees from the Company. Mr. Cope serves on the Nominating and Corporate Governance Committee and the Executive Committee.

•	When considering the independence of Mr. Huddleston, the Nominating and Corporate Governance Committee and the Board considered the amounts paid by the Company to the engineering firm of which Mr. Huddleston is the President. During 2013, 2012, and 2011, the Company paid to Mr. Huddleston’s firm approximately $35,000, $63,000, and $14,000, respectively, for engineering services, which amounts were considered immaterial to Mr. Huddleston’s firm and to the Company. Mr. Huddleston serves on the Audit Committee, all members of which are required to be independent. Mr. Huddleston also serves on the Trust Committee.

In its independence determination, the Board considered that directors, family members of directors and companies in which they serve as executives or controlling shareholders have various banking relationships, including loans, deposits and trust, insurance or investment services relationships with our subsidiary, Pinnacle Bank (the “Bank”), and that such services are provided on non-preferential terms generally available to other customers. Loans that are made to such persons do not involve, at the time made, more than the normal risk of collectability or present other unfavorable features to the Bank.  For more information regarding these loans, see “Certain Relationships and Related Party Transactions” of this proxy statement.

In 2013, the independent directors held two meetings at which only independent directors were present.  The independent directors determined that the chairman of the Company’s Nominating and Corporate Governance Committee will serve as lead independent director and chairman of such meetings and at meetings of non-management directors.  Mr. Loughry was previously appointed as the Company’s lead independent director from March 1, 2012, through February 28, 2014. In connection with his appointment as Chairman of the Nominating and Corporate Governance  Committee,  Mr. Cope was appointed and designated as the lead independent director beginning March 1, 2014 and will continue as such until his successor is elected and qualified.

Director Qualifications

The Company's Corporate Governance Guidelines contain certain criteria that apply to nominees for a position on the Company's Board. The Company's Board and its Nominating and Corporate Governance Committee have also adopted procedures for the evaluation of director candidates (the “Nominee Procedures”) that contain certain minimum qualifications for candidates, including those identified by the Company’s shareholders.  The Company's Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will annually review with the Board the composition of the Board as a whole and will consider with the Board the current composition of the Board in an effort to ensure that the members of the Board have a diversity of age, skills and experience in the context of the needs of the Board.  Beyond the Nominee Procedures, the Board has not adopted a formal, written diversity policy.  The Board, however, does seek to include directors who, when taken with the other nominees and continuing directors, will create a Board that offers a diversity of professional experience, background, age, gender, race, perspective, viewpoints and skills that match the diversity of the communities served by the Company.

Pinnacle Financial Partners, Inc.
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The Nominee Procedures provide that the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership and that candidates nominated to serve as directors will, at a minimum, in the Nominating and Corporate Governance Committee’s judgment:

•	be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;
•	meet the minimum qualifications for directors set forth in the Corporate Governance Guidelines and fulfill the needs of the Board at that time in terms of diversity of age, gender, race, experience and expertise; and
•	possess the background and demonstrated ability to contribute to the performance by the Board of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.

In addition to these minimum qualifications, the Nominating and Corporate Governance Committee may also consider whether the candidate:

•	is of the highest ethical character and shares the core values of the Company as reflected in the Company's Corporate Governance Guidelines and the Company's Code of Conduct;
•	has a reputation, both personal and professional, consistent with the image and reputation of the Company;
•	is highly accomplished in the candidate’s field;
•	has expertise and experience that would complement the expertise and experience of other members of the Board;
•	has the ability to exercise sound business judgment; and
•	is “independent” as such term is defined by the NASDAQ Listing Rules and the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

The Nominating and Corporate Governance Committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Nominating and Corporate Governance Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our current directors, see “Proposal #1: Election of Directors — Nominees for Election to the Board”.

Service Limitations for other Public Company Boards of Directors

The Company’s Corporate Governance Guidelines limit the number of public company boards of directors on which the Company’s directors may serve.  Generally, non-employee directors may serve on the Company’s Board and no more than three other public company boards, unless the non-employee director is the chief executive officer of a public company, in which case the limitation is reduced to two other public company boards.  Employee directors are limited to the Company’s Board plus two other public company boards.

Process for Identifying Candidates

The Nominating and Corporate Governance Committee seeks to identify potential candidates for membership on the Company's Board through conversations with members of the Board, senior management and other members of the communities served by the Company.

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The Nominating and Corporate Governance Committee also considers nominees proposed by the Company's shareholders in accordance with the provisions contained in the Company's Bylaws.  The Nominating and Corporate Governance Committee considers candidates recommended by the Company’s shareholders within the context of the criteria and procedures described in the Nominee Procedures and under the “Director Qualifications” and “Evaluation of Candidates” sections of this proxy statement.  Under the Company's Bylaws, any shareholder may nominate a person for election to the Company’s Board at the Meeting, provided that the nomination is received by the Secretary of the Company no later than March 15, 2014 and the nomination satisfies the requirements in the Company’s bylaws.  Each nomination submitted in this manner shall include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the Securities and Exchange Commission, including the nominee’s consent to being named as a nominee and to serving as a director, if elected.  Additionally, the nominating shareholder must provide his or her name and address as it appears in the stock records of the Company and the number of shares of Common Stock beneficially owned by the shareholder.

Evaluation of Candidates

The Nominating and Corporate Governance Committee will consider all candidates nominated through the processes described above in accordance with the procedures described under the “Evaluation of Candidates” section.  The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate’s qualifications and suitability, working with staff support and seeking input from the Board, and report such assessment as promptly as practicable to the Nominating and Corporate Governance Committee members.  When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for Board membership as part of the preliminary assessment process.  The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.

If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the chair of the Nominating and Corporate Governance Committee will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest, with the assistance of the Company's corporate secretary’s office, will arrange interviews of the candidate with one or more members of the Nominating and Corporate Governance Committee and senior management of the Company, and request such additional information from the candidate as the committee deems appropriate.  The Nominating and Corporate Governance Committee of the Company will consider the candidate’s qualifications, including the individual’s background, skills and abilities, whether such characteristics are consistent with the Company’s Corporate Governance Guidelines and the qualifications set forth in the Nominee Procedures and whether the candidate’s qualifications and characteristics fulfill the needs of the Board at that time.  The Nominating and Corporate Governance Committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for membership on the Company's Board.  On the basis of its assessment, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board.

Board Leadership Structure

In accordance with the Company’s Bylaws, the Board has elected the Company’s Chief Executive Officer and its Chairman.  Each of these positions may be held by the same person or may be held by two persons. Neither the Corporate Governance Guidelines nor any policy of the Board requires that the role of the Chairman and Chief Executive Officer be separate.  Robert A. McCabe, Jr., who is also an employee of the Company, is the Chairman of the Board and has been the Chairman of the Board since the Company’s formation.  M. Terry Turner currently serves as a director and as the Company’s President and Chief Executive Officer and has also held these positions since the Company’s formation.  Additionally, pursuant to the Company’s Corporate Governance Guidelines, the Board elects a Lead Director who shall preside over periodic meetings of all independent directors.  Effective March 1, 2014, Mr. Cope serves as the Lead Director of the Company. Mr. Loughry previously served as Lead Director prior to Mr. Cope’s election. The Lead Director’s responsibilities include, among other things, supporting the Chairman of the Board in developing the agenda for Board meetings and in serving as a conduit for information flow between management and the non-employee members of the Board.

The Company’s Board is currently comprised of 13 directors, ten of whom are considered independent under the NASDAQ Listing Rules and the rules of the Securities and Exchange Commission.  The Board currently has five committees, which are the Executive Committee, the Audit Committee, the Community Affairs Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee, all of which are discussed in more detail below.    Certain directors also serve on two Pinnacle Bank committees, the Directors Loan Committee and the Trust Committee; these committees assist the Board in monitoring certain Bank operations.

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The Audit Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors within the meaning of that term in the NASDAQ Listing Rules and the rules and regulations of the Securities and Exchange Commission.

The Company believes that its current leadership structure is appropriate for the Company in that it provides an efficient decision making process with proper independent oversight.  The Company’s Chairman is highly involved in the day to day operations of the Company.  His responsibilities include but are not limited to:

•	Direct responsibility for the strategic direction of the various fee businesses of the Company, including wealth management, investment services, trust and insurance services.
•	Lead business development officer for commercial clients and affluent consumers.
•	Chairman of the Company’s asset liability management committee.

Likewise, the Company’s President and Chief Executive Officer is also charged with the day to day operations of the Company.  His responsibilities include but are not limited to:

•	Direct responsibility for the overall strategic direction of the Company.
•	Provides leadership to the Company’s various communication channels both internal and external, including media and investor relations.
•	Chairman of the Company’s Leadership Team and Senior Management Committee.

Although people actively employed by the Company provide the primary source of  day to day leadership, their actions are still subject to the oversight of the Board and its committees.  Pursuant to our Corporate Governance Guidelines, our independent directors are required to meet at least twice a year under the leadership of the Lead Director.  Additionally, the Executive Committee, over two-thirds of which is composed of independent directors, meets monthly throughout the year.  Finally, over three-fourths of the Board is independent and given the independence of the Audit, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee, the Company believes that its leadership structure encourages a strong leadership platform with an appropriate amount of independent oversight.

Risk Oversight

The Board is responsible for providing oversight of the Company’s risk management processes. The Executive Committee is primarily responsible for overseeing the risk management function of the Company on behalf of the Board. In carrying out its responsibilities, the Executive Committee works closely with the Company’s Senior Risk Officer and other members of the Company’s senior risk management team. The Executive Committee meets at least quarterly with the Senior Risk Officer and other members of management and receives a comprehensive report on risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Executive Committee also receives updates relating to risk oversight matters between these quarterly meetings from the Senior Risk Officer, the Chief Executive Officer, the Chief Financial Officer and other members of management. The Executive Committee provides a report on risk management to the full Board on at least a quarterly basis. In addition, at least annually, the Senior Risk Officer and members of the risk staff make a presentation on enterprise-wide risk management to the full Board.

In addition to the Executive Committee, the other committees of the Board consider the risks within their areas of responsibility. The Human Resources and Compensation Committee considers the risks that may be implicated by our executive compensation programs, and the Audit Committee takes into account risk assessment in its review of the Company’s internal audit, data security and external audit programs.  For a discussion of the Human Resources and Compensation Committee’s review of the Company’s senior executive officer compensation plans and employee compensation plans and the risks associated with these plans, see “Executive Compensation —Compensation Risk Management” of this proxy statement.

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Code of Conduct

The Company has a Code of Conduct that applies to the Company's associates and directors.  The purpose of the Code of Conduct is to, among other things, provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Conduct; and accountability for adherence to the Code of Conduct.  Each director and associate is required to read and certify annually that he or she has read, understands and will comply with the Code of Conduct.

Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission's related rules, the Company is required to disclose whether it has adopted a Code of Ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.  The Company's Chief Executive Officer and senior financial officers are bound by the Company's Code of Conduct which contains provisions consistent with the Securities and Exchange Commission’s description of a Code of Ethics.

A copy of the Company's Code of Conduct can be obtained by clicking on the “Governance Documents” link on the Company's website at www.pnfp.com.  The Company intends to disclose any legally required amendments to, or waivers from, the Code of Conduct with respect to its directors and officers in accordance with the rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market.  If such disclosure is made on the Company’s website it will be located in the “Investor Relations” section of the Company’s website at www.pnfp.com.

Communications with Members of the Board

The Company’s Board has established procedures for the Company's shareholders to communicate with members of the Board.  Shareholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board, by writing to a director c/o Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee  37201.

Board Member Attendance at Annual Meeting

The Company encourages each member of the Board to attend the Annual Meeting of Shareholders.  All of the Company's directors who served on the Board at that time attended the 2013 Annual Meeting of Shareholders except for Dr. Wayne J. Riley, MD.  Dr. Riley, formerly a Class II director, resigned from the Board effective August 6, 2013.

PROPOSAL #1:  ELECTION OF CLASS II DIRECTORS

The Company’s Bylaws provide that the Board shall consist of not less than five (5) not more than twenty-five (25) directors, and shall be divided into three classes.

The terms for four (4) of the Company’s incumbent Class II directors expire at the Meeting.  These directors are James C. Cope, William H. Huddleston, IV, Robert A. McCabe, Jr., and Reese L. Smith III.  Messrs. Cope, Huddleston, and McCabe were elected for a three-year term at the 2011 annual meeting.  Effective September 17, 2013, Mr. Smith was elected by the Board to serve as a director.  Tennessee law and the Company’s Bylaws require that each class of directors be as nearly equal in number as possible; accordingly, Mr. Smith was elected as a Class II director. The nomination of directors Cope, Huddleston, McCabe and Smith for their re-election to a three-year term has been recommended by the Nominating and Corporate Governance Committee and approved by the Board.  Glenda Baskin Glover was elected to the Board as a Class I director effective November 30, 2013.  The nomination of director Glover for a two-year term has been recommended by the Nominating and Corporate Governance Committee and approved by the Board.  The Nominating and Corporate Governance Committee has determined that Messrs. Cope, Huddleston, and Smith and Dr. Glover qualify as independent under the NASDAQ Listing Rules requiring that a majority of the Board meet required independence criteria.  There are four (4) directors whose terms expire at the 2015 annual meeting and five (5) directors (including Dr. Glover, if she is elected) whose terms expire at the 2016 annual meeting.  In each case, directors are elected until their respective successors are duly elected and qualified. Typically, at each annual meeting, one class of directors is elected for a three‑year term. Directors elected by the board of directors to fill board vacancies are required to stand for election by the shareholders at the next annual meeting.

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Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees as listed.  Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable, if such an event should occur, it is intended that shares represented by proxies will be voted for substitute nominee(s) as selected by the Board.

All of the Company's directors also currently serve as directors of the Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES.

Nominees for Election to the Board

The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions for Securities and Exchange Commission reporting companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

Class II Directors:

James C. Cope (64)	Director since March 15, 2006
Term to expire 2014

Mr. Cope is a member in the law firm of Cope, Hudson, Reed & McCreary PLLC in Murfreesboro, Tennessee and has practiced law continuously in Murfreesboro, Tennessee since 1976.  Mr. Cope is a graduate of the University of Tennessee and received his Doctor of Jurisprudence degree from Vanderbilt University in 1974.   Mr. Cope serves as attorney for Rutherford County, Tennessee, the Middle Tennessee Electric Membership Corporation, the Consolidated Utility District of Rutherford County, the Murfreesboro Housing Authority, the Smyrna/Rutherford County Airport Authority and otherwise engages in a general practice of civil law. He is admitted to practice before the Sixth Circuit and Eleventh Circuit Courts of Federal Appeals and the Supreme Court of the United States of America.  He is a member of the American Bar Association and the Tennessee Bar Association.  He has served as a hearing officer appointed by the Supreme Court of the State of Tennessee for the Board of Professional Responsibility (1988-1993). He is past President of the Middle Tennessee State University Foundation and the Murfreesboro Rotary Club.  He also served on the board and was an initial class member of Leadership Rutherford.  In addition, he also served on the board of the YMCA of Rutherford County.

Prior to our acquisition of Cavalry on March 15, 2006, Mr. Cope served as a director of Cavalry’s subsidiary, Cavalry Banking, from 1992 and as a director of Cavalry, which was a registered public bank holding company headquartered in Murfreesboro, Tennessee, from 1998.

Mr. Cope’s over thirty years of legal practice in the Rutherford County, Tennessee area, during which he has represented a broad array of corporate and municipal clients, contribute to the breadth and depth of experience on the Board through the inclusion of a member with an understanding of a broad range of legal and regulatory matters as well as skills necessary to serve as the Company’s Lead Director.  Mr. Cope’s reputation and involvement in the Rutherford County community strengthen the Company’s ties to one of its important markets.

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William H. Huddleston, IV (50)	Director since March 15, 2006
Term to expire 2014

Mr. Huddleston, a professional engineer and registered land surveyor licensed in the State of Tennessee, has been the President of Huddleston-Steele Engineering, Inc., in Murfreesboro, Tennessee since 1994. Mr. Huddleston currently serves on the City of Murfreesboro Construction Board of Adjustments and Appeals and the Webb School Board of Trustees. He was formerly a member of the First United Methodist Church Finance and Special Gifts Committees, the Rutherford County Chamber of Commerce Board of Directors, Leadership Rutherford Board of Directors, The Tennessee Medical Center Board of Directors, the Middle Tennessee State University Foundation Board of Trustees, and the Middle Tennessee Medical Center Board of Directors.

Prior to our acquisition of Cavalry on March 15, 2006, Mr. Huddleston had served as a director of Cavalry and its wholly-owned bank subsidiary Cavalry Banking since 1999.

Mr. Huddleston’s engineering background and extensive experience in the construction and land development industries in the middle Tennessee area provide the Board with an informed perspective of an industry in which the Company is an active lender.  His civic involvement in the Murfreesboro community also offers the Board insight into the business climate impacting many of the Company’s customers in that market.

Robert A. McCabe, Jr. (63)	Director since February 28, 2000
Term to expire 2014

Mr. McCabe was one of the founders of the Company and an organizer of the Bank. Mr. McCabe serves as Chairman of the Board of the Company and the Bank, positions he has held since the formation of the Company and the Bank. He began his banking career with the former Park National Bank of Knoxville, Tennessee, as an officer trainee in 1976.  From 1976 to 1984, Mr. McCabe held various positions with Park National Bank in Knoxville, including senior vice president, until the acquisition of Park National by First American National Bank in 1985. Mr. McCabe joined First American as an executive vice president of the retail bank of First American National Bank of Nashville, a position he held until 1987 when First American promoted him to president and chief operating officer of the First American Bank of Knoxville. In 1989, Mr. McCabe was given added responsibility by being named president and chief operating officer for First American's east Tennessee region. Mr. McCabe continued in that position until 1991, when First American selected him as president of First American's Corporate Banking division, and shortly thereafter, as president of its General Banking division. In 1994, First American appointed Mr. McCabe as a vice chairman of First American Corporation.  In March 1999, Mr. McCabe was appointed by First American to manage all banking and non-banking operations, a position he held until First American's merger with AmSouth Bancorporation in October 1999.

Mr. McCabe also serves as a director of Nashville Electric Service, a municipal electric distribution company, and National Health Investors of Murfreesboro, Tennessee, a registered public healthcare real estate investment company. Mr. McCabe was also a director of Goldleaf Financial Solutions, Inc., a registered public company that was a provider of financial products to community banks, from 2002 until its sale in 2009. He was also a director of SSC Services of Knoxville, Tennessee which was sold in 2010.

Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville and Leadership Nashville. He is a member of the World President’s Organization, Chief Executives Organization, served as the past Chairman of the Board of Trustees of The Ensworth School, Cheekwood Botanical Gardens and Museum of Art and Nashville Electric Service. He is also a past chairman of the Middle Tennessee Boy Scout Council, The Nashville Symphony and the Nashville Downtown Partnership.

Mr. McCabe’s extensive banking and business development experience and his experience managing the day to day operations of the fee-based portion of the Company’s business provide the Board with knowledge and insight into the Company’s operations.  Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company’s mission.

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Reese L. Smith III (66)	Director from its origination to February 12, 2010
Director since September 28, 2013
Term to expire 2014

Mr. Smith is president of Haury & Smith Contractors, Inc., a real estate development and home building firm. He is a native Tennessean, and has operated this business in the Nashville area since his graduation from the University of Tennessee at Martin in 1970. From 1996 to 1999, Mr. Smith served as a board member of First Union National Bank of Nashville, and was a founder and director of Brentwood National Bank from its inception in 1991 to 1996. Additionally, Mr. Smith serves as a senior life director of the National Association of Home Builders, is a member of the Home Builders Association of Tennessee Hall of Fame and serves on the executive committee of the Southern League of Professional Baseball.

Mr. Smith also serves on the boards of Battle Ground Academy and Room at the Inn.  Mr. Smith previously served as a director of the Company from February 28, 2000 to February 12, 2010.

Mr. Smith’s connection and long-standing business relationship with many of those in our target markets and past experience as a bank director, including his previous service as a director of the Company, enable him to provide valuable insights into key aspects of our commercial construction and real estate portfolios.

Class I Director:

Glenda Baskin Glover (60)	Director since December 1, 2013
Term to expire 2016

Dr. Glover began serving as President of Tennessee State University in January 2013. She was the Dean of the College of Business of Jackson State University from 1994 to 2012. From 1990 to 1994, she was the Chairperson of the Department of Accounting and an Assistant Professor at Howard University. Prior to joining Howard University, from 1985 to 1990, Dr. Glover was the Chief Financial Officer and a Senior Vice President of Metters Industries, Inc. From 1979 to 1984, she was the Project Manager for Tax Administration and Coordinator of Investor Relations at Potomac Electric Power Co. Dr. Glover currently is a director of First Guaranty Bancshares, Inc., a publicly held bank holding company headquartered in Hammond, Louisiana. She previously served as a director of several other public corporations, including The Student Loan Corporation, Lenox Group Inc., American Learning Corporation and Alternate Energy Holdings Inc. She has also served as International Treasurer and member of the Board of Directors of Alpha Kappa Alpha Sorority, Inc. and Chairperson of the Jackson (MS) Airport Authority Board of Commissioners. Dr. Glover holds a Ph.D. in Business from George Washington University and her J.D. from Georgetown University Law Center. She holds a BS in Mathematics from Tennessee State University and an MBA from Clark-Atlanta University.

Dr. Glover’s experience as a director of other publicly held companies, including other financial institutions, her deep expertise on accounting and corporate governance matters, and her relationships with other leaders in the  higher education and African American communities make her a valuable addition to the Company’s Board.

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The following directors serve as Class III and Class I directors and, accordingly, their terms will expire at the 2015 and 2016 Annual Meeting of Shareholders, respectively, and when their successors are duly elected and qualified.

Continuing Directors Until 2015 Meeting

Class III Directors:

Colleen Conway-Welch (69)	Director since February 28, 2000
Term to expire 2015

Dr. Conway-Welch is the dean emerita of and a professor at the Vanderbilt University School of Nursing, and held responsibilities as the chief executive officer of the Vanderbilt University School of Nursing, Nashville, Tennessee, for thirty years. Because of her international stature as a voice for the nursing profession, Dr. Conway-Welch has been previously called on to serve on President Reagan's 1988 Commission on HIV and the 1998 Congressional National Bipartisan Commission on the Future of Medicare, the 2002 Advisory Council to Secretary Thompson on Public Health Preparedness and the DHHS Center for Medicare and Medicaid’s Advisory Committee for Medicare Coverage. She is an elected member of the Institute of Medicine of the National Academy of Science, and in 2007, was appointed by President Bush to the Board of Regents of the Uniformed Services University of the Health Sciences.

Dr. Conway-Welch previously served as a director and chairperson of the Compliance Committee of RehabCare Group, Inc., a registered public provider of rehabilitation services headquartered in St. Louis, Missouri, and as a member of the board of directors and Compensation Committee of Caremark Rx, Inc., a registered public pharmacy benefits management company headquartered in Nashville, Tennessee prior to its 2007 acquisition by CVS Corporation. She currently serves on the board of directors and the audit committee of Ardent Health Systems, Inc., a hospital and managed care company headquartered in Nashville, Tennessee. Dr. Conway-Welch was a founder of the Company and an organizer of the Bank.

In her community role, she has served on and chaired the board of directors for the Nashville Symphony, chaired the "Report Card" Committee on Nashville Schools for the Nashville Area Chamber of Commerce and is a member of the Nashville Downtown Rotary. She also chaired the Middle Tennessee United Way annual campaign in 1999.  Additionally, Dr. Conway-Welch was a member of the board of directors of the Tennessee Performing Arts Center.

Dr. Conway-Welch brings to the Board the management experience and unique perspective gained from having served as the dean of the Vanderbilt University School of Nursing for thirty years.  Her substantial knowledge of healthcare public policy matters, as well as her local and international reputation, contributes to the overall leadership composition of the Board, and her prior and current service on the boards of directors of two other registered public companies gives her a deep understanding of the role of boards of directors.

Ed C. Loughry, Jr. (71)	Director since March 15, 2006
Term to expire 2015

Mr. Loughry’s extensive banking experience, including having served as the president and a director of Cavalry, brings to the Board valuable insight into the day to day operations of a financial institution and a deep understanding of the banking industry generally and of the Company’s market area specifically.  His institutional knowledge of all operational aspects of Cavalry’s business prior to its merger with the Company and his experience as past chairman of the Tennessee Bankers Association are both valuable to the Board.

Mr. Loughry served as Vice-Chairman of the Company until his retirement on December 31, 2007, a position he had held since March 15, 2006, following the merger between the Company and Cavalry. Mr. Loughry joined Cavalry Banking in 1968 and served as President and chief executive officer of Cavalry Banking from 1982 until its merger with Pinnacle National Bank in March 2006.  He also served as president and chief executive officer of Cavalry from its inception in 1998 until its merger with the Company in March 2006.

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Mr. Loughry received his Bachelor of Science degree in finance from The University of Tennessee.

Mr. Loughry has served on the boards of directors of the Rutherford County Chamber of Commerce, the United Way, the Heart Fund, the Federal Home Loan Bank of Cincinnati, the Federal Reserve Bank of Atlanta (Nashville branch), the American Bankers Association board and the ABA Bank Pac board. He is past Chairman of the Tennessee Bankers Association. He also received the Leader in Banking Excellence award from the Tennessee Bankers Association. He is also currently serving on the Middle Tennessee Medical Center board and the Christy-Houston Foundation. He was selected Business Person of the Year in 1993 and Business Legend in 2000 by the Rutherford County Chamber of Commerce.

Mr. Loughry served as a director of Cavalry Banking from 1982 to 2006 and Cavalry from 1998 to 2006.  He was the chairman of Cavalry’s Board from 1999 to 2006.

Mr. Loughry’s extensive banking experience, including having served as the President and a director of Cavalry, brings to the Board valuable insight into the day to day operations of a financial institution and a deep understanding of the banking industry generally and of the Company’s market area specifically.  His institutional knowledge of all operational aspects of Cavalry’s business prior to its merger with the Company, his familiarity with financial institution regulators and his experience as past chairman of the Tennessee Bankers Association are both valuable to the Board.  He is widely respected among Tennessee community bankers and provides valuable industry knowledge to Board strategic deliberations.

Hal N. Pennington (76)	Director since February 22, 2006
Term to expire 2015

Mr. Pennington was formerly the chairman of Genesco, Inc. (“Genesco”) from August 2008 until his retirement in April 2010.  Genesco, a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,000 retail stores in the United States and Canada.  Genesco is a registered public company whose stock trades on the NYSE.  Mr. Pennington became a member of Genesco’s board in November 1999, when he was named executive vice president and chief operating officer. He became president of Genesco in 2000, was named chief executive officer in April 2002, a position he held until August 2008.  He was named Chairman in October 2004.

Mr. Pennington received his Bachelor of Science degree in industrial management from Auburn University.

Actively involved in the community, he has served in a variety of leadership roles with nonprofit organizations, including Leadership Nashville, Nashville Symphony Association, United Way of Metropolitan Nashville, the Boy Scouts of America and the Cheekwood Board of Trustees, among others.

Mr. Pennington is an experienced business leader, having served as the chief executive officer of Genesco, a registered public company.  His experience as the chairman and chief executive officer of a registered public company offers the Board management experience, leadership capabilities, financial knowledge and business acumen.

M. Terry Turner (59)	Director since February 28, 2000
Term to expire 2015

Mr. Turner was one of the founders of the Company and an organizer of the Bank. Mr. Turner is president and chief executive officer of the Company and the Bank, positions he has held since the Company's and Bank's organization. Mr. Turner is a graduate of the Georgia Institute of Technology where he received his bachelor's degree in Industrial Management in 1976. Following his graduation, Mr. Turner worked for Arthur Andersen & Company as a consultant in Atlanta, Georgia, and joined one of his clients, Park National Bank, Knoxville, Tennessee in 1979 where he held various management positions. In 1985, Mr. Turner joined First American National Bank, Nashville, Tennessee, as a result of its acquisition of Park National Bank. Mr. Turner served from January 1994 until November 1998 as President of the General Bank of First American National Bank.  From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation. Mr. Turner's banking career at First American in Nashville covered 14 years, and entailed executive level responsibilities for almost all aspects of its banking and investment operations.

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During Mr. Turner's tenure in Nashville, he has served as chairman of the board of the Nashville Sports Council, chairman of the board of trustees for Brentwood Academy, advisory board chairman for the Salvation Army, vice chairman for the Southern Baptist Foundation, member of the board of trustees of Belmont University, member of the Federal Reserve Bank of Atlanta (Nashville branch),  and a member of the board of governors of the Nashville Chamber of Commerce.  Mr. Turner continues to serve on the board of Belmont University and is an active member and CEO in the World President's Organization and is also a member of numerous local clubs and organizations including Leadership Nashville.

Mr. Turner’s extensive banking experience and his experience managing the day to day operations of the Company’s business provide the Board with knowledge and insight into the Company’s operations.  Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company’s mission.

Continuing Directors Until 2016 Meeting

Class I Directors:

Sue G. Atkinson (73)	Director since February 28, 2000
Term to expire 2016

Ms. Atkinson has been chairman of Atkinson PR of Nashville, Tennessee since 1986.  Ms. Atkinson was raised in Tennessee and educated at Vanderbilt University, Nashville, Tennessee, where she received a bachelor's degree. She began her professional career as director of development for Nashville Public Television in 1971, serving until 1979. In 1979, she joined Holder Kennedy Public Relations of Nashville, and was president of that firm until founding her own public relations firm in 1986. In the area of public relations, Ms. Atkinson worked with First American Corporation from 1991 until 2000 (the year the Company was founded), and with Commerce Union/Sovran Bank/C&S Sovran from 1986 to 1991.  Ms. Atkinson currently serves on the board of directors of the Music City Bowl, YWCA of Middle Tennessee, and Nashville Opera Association. Ms. Atkinson was one of the founders of the Company and an organizer of the Bank.  Ms. Atkinson formerly served on the Tennessee Higher Education Commission and on the board of directors of the PENCIL foundation and the Centennial Medical Center.

Ms. Atkinson has extensive experience in public relations matters, is an experienced businesswoman having owned her own public relations firm for over twenty years and is actively involved in a number of community activities in the Company’s market area.  Her extensive involvement in the Nashville community offers the Board insight into many of the Company’s key constituencies and her professional expertise aids the Board in assessing the advertising and public relations efforts of the Company.

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Harold Gordon Bone (73)	Director since November 30, 2007
Term to expire 2016

Mr. Bone is a graduate of Cumberland University and the University of Tennessee. He also graduated from the University of Virginia’s consumer banking school. Since 1977, Mr. Bone has been a partner and licensed general contractor of B&B Enterprise and is also involved in numerous other business ventures. Mr. Bone served as a director of First Bank and Trust in Mt. Juliet, Tennessee until its 2000 merger with a large regional bank holding company. Since 1984, Mr. Bone has served on the board of Middle Tennessee Electric Membership Corporation ("MTEMC") where he currently serves as chairman. MTEMC is the largest electric cooperative in Tennessee and the sixth largest in the United States. Mr. Bone is also a vice-president of Total Health Care Systems (formerly Community Progress Committee, Inc.), a not for profit entity that focuses on healthcare and education issues. A lifetime member of the First Presbyterian Church in Lebanon, Tennessee, Mr. Bone has served as elder, deacon and trustee. Mr. Bone also serves on the Board of the Lebanon, Tennessee Breakfast Rotary Club, and as a Director of the Crohn’s and Colitis Foundation of America – Tennessee Chapter.

Prior to our acquisition of Mid-America on November 30, 2007, Mr. Bone served as director of Mid-America's subsidiary, Bank of the South, from 2001 and as a director of Mid-America from 2006.

Mr. Bone’s wide variety of business experience, ranging from construction and real estate development to healthcare and education and most recently public utilities, allows him to bring to the Board a broad understanding of a number of industries in which many of the Company’s clients operate.  His active involvement in a number of community activities in the Company’s Wilson County market, and his service on the Mid-America board of directors prior to the Company’s merger with Mid-America, allow him to contribute valuable insight to the Board on key developments in the Wilson County market.

Gregory L. Burns (58)	Director since June 17, 2001
Term to expire 2016

Mr. Burns is the President of Gregory Burns Consulting Group, LLC. Previously he was founder, President and chief executive officer of NeighborMD Management, LLC, a developer and operator of NeighborMD Urgent Care centers. The company was started in 2010 and was acquired by Urgent Care Enterprises, a joint venture between TriStar Health and Care Spot Express Healthcare on April 12, 2013. Prior to his retirement on February 12, 2009, Mr. Burns served as chairman of the board and chief executive officer for O’Charley’s Inc., a registered public restaurant company, headquartered in Nashville, Tennessee.  Mr. Burns joined O’Charley’s in 1983 as controller, and later held the positions of executive vice president, chief financial officer and president before becoming chief executive officer in February 1994. Prior to joining O’Charley’s, he served as chief financial officer for the Nashville Banner Publishing Company, a newspaper publisher, and a senior accountant for Price Waterhouse.

Mr. Burns has served as chairman of the board of directors for Nashville Sports Council, is a board member of the Nashville Public Education Foundation and is on the board of advisors for Vanderbilt Ingram Cancer Center, the University of Kentucky Business School Board of Advisors, and the Dan and Margaret Maddox Charitable Fund. His other civic activities have included serving as chair and board member of the American Cancer Society, as a board member of the Nashville Ballet, the Music City Bowl, the Nashville Chamber of Commerce and the Nashville Symphony.  Burns was also inducted into the University of Kentucky Gatton College of Business and Economics Alumni Hall of Fame in 2000.

Mr. Burns has extensive business experience having served as first the chief financial officer, and then the chief executive officer of O’Charley’s Inc., a registered public restaurant company.  He has a broad understanding of the financial, operational and strategic issues facing public companies and his accounting and financial expertise add to his qualifications.

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Gary L. Scott (67)	Director since November 30, 2007
Term to expire 2016

Prior to our acquisition of Mid-America on November 30, 2007, Mr. Scott served as chief executive officer and chairman of the Board of Mid-America's subsidiary, PrimeTrust Bank, from 2001 and as chief executive officer and chairman of the Board of Mid-America from 2006. From November 30, 2007 until his retirement on October 31, 2008, Mr. Scott served as Area Chairman for the Company's operations in Dickson and Cheatham counties.  Mr. Scott began his banking career in 1971 eventually serving as chief executive officer and chairman of Cheatham State Bank and CSB Corporation until 1998. He served several terms on the board of the Tennessee Bankers Association and on the ABA’s Community Bankers Council. He is a past President of the Cheatham County Chamber of Commerce and serves on the executive committee of Cumberland Region Tomorrow, a regional planning organization. In 2001, he was a founder, director and treasurer of Leadership Middle Tennessee and served on the board until 2012. He has served on the boards of numerous civic organizations. He received the Leader of Business Excellence award from the Tennessee Bankers Association, and he received Austin Peay State University's Outstanding Alumnus Award for 2012.

Mr. Scott’s extensive banking experience, including having served as the chief executive officer and chairman of Mid-America, brings to the Board valuable insight into the day to day operations of a financial institution and a deep understanding of the banking industry generally and of the Company’s market area specifically.  His institutional knowledge of all operational aspects of Mid-America’s business prior to its merger with the Company and his familiarity with financial institution risk management and regulatory environment are also valuable to the Board.

Meetings and Committees of the Board

During the fiscal year ended December 31, 2013, the Company’s Board held ten meetings. The Company’s governance guidelines require all incumbent directors to attend at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she serves in the year prior to their election in order for the Nomination and Corporate Governance Committee to re-nominate them to their Board seat.  All incumbent directors attended at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she served during the time period when the director was a member of the Board in 2013.

In accordance with the Company’s Corporate Governance Guidelines or the Bylaws, the Company’s Board has established the committees described below. As of March 4, 2014, the members of each committee are the same for the Company and the Bank and are as identified below:

	Audit Committee	Community Affairs Committee	Human Resources & Compensation Committee	Loan Committee	Nominating & Corporate Governance Committee	Trust Committee	Executive Committee
Atkinson		✓				✓
Bone		✓ (C)	✓		✓		✓
Burns	✓ (C)			✓		✓	✓
Conway-Welch		✓			✓
Cope					✓ (C)		✓
Glover	✓	✓
Huddleston	✓					✓
Loughry			✓ (C)	✓	✓		✓
McCabe		✓		✓		✓	✓
Pennington			✓			✓ (C)	✓
Scott	✓		✓	✓ (C)
Smith			✓		✓
Turner				✓			✓ (C)
(C) Chairman

EXECUTIVE COMMITTEE.  Under the Company’s Bylaws, the Executive Committee may exercise all authority of the Board in the intervals between Board meetings, except for certain matters.  The independent directors of the Executive Committee are responsible for recommending to the full Board the nominees for membership on the Company’s Nominating and Corporate Governance Committee.  The Executive Committee receives a quarterly report from the Company’s Enterprise-Wide Risk Management Committee.  This report, which is prepared by the Company’s Senior Risk Officer, addresses all major risk areas of the Company, including but not limited to Credit, Interest Rate, Liquidity, etc.  The Executive Committee recommends to the Board all major policies and procedures pertaining to loan policy.  Additionally, the Executive Committee has overall responsibility for asset liability management strategy of the Company and the Bank.  The Executive Committee held twelve meetings in 2013.

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AUDIT COMMITTEE.  The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the “Governance Documents” link on the Company’s website at www.pnfp.com. The Audit Committee’s charter provides that the Audit Committee shall consist of at least three members, all of whom shall be “independent.”  Members of the Audit Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the NASDAQ Listing Rules and as required by the rules and regulations of the Exchange Act, including Rule 10A-3 promulgated under the Exchange Act.  All members of the Audit Committee are independent within the NASDAQ Listing Rules as well as Rule 10A-3 promulgated under the Exchange Act.  The Audit Committee charter also provides that the members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and statement of cash flows.  The Company believes that the members of the Audit Committee meet these requirements.  Additionally, the rules and the regulations of the Securities and Exchange Commission require the Company to disclose whether it has an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.  The Company's Board has determined that Gregory L. Burns is an "audit committee financial expert" as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission and that he is “independent” as defined by the rules and regulations of the Securities and Exchange Commission.  The primary functions of the Audit Committee consist of:

•	Ensuring that the affairs of the Company are subject to effective internal and external independent audits and control procedures;

•	Approving the selection of internal and external independent auditors annually;

•	Reviewing all Forms 10-K and Forms 10-Q, prior to their filing with the Securities and Exchange Commission, and reviewing the corresponding Chief Executive Officer and Chief Financial Officer certifications of these reports; and

•	Preparing an audit committee report for inclusion in the Company’s proxy statement disclosing that the Committee has discussed the annual audited financial statements with management and the Company’s independent registered public accountants and, based on these discussions, recommended whether such financial statements should be included in the Company’s annual report filed with the Securities and Exchange Commission.

Company management, internal and external auditors, independent loan reviewers, compliance consultants and the Company’s outside counsel may attend each meeting or portions thereof as required by the Audit Committee.  The Audit Committee held eight meetings in 2013.

COMMUNITY AFFAIRS COMMITTEE.  The Community Affairs Committee evaluates overall community relations including public affairs and advertising. The Community Affairs Committee establishes the Bank’s community development program and assesses and works to ensure compliance with the Community Reinvestment Act, fair lending laws, and the Home Mortgage Disclosure Act.  Additionally, this committee oversees the Bank's corporate contribution program.  The Community Affairs Committee held four meetings in 2013.

LOAN COMMITTEE.  The Loan Committee assists the Board in monitoring the credit activities of the Company, particularly with regard to troubled assets by reviewing and approving the Company’s action plans with respect to resolution of potential problem loans and nonperforming assets above a predetermined amount. The Loan Committee is also charged with approving the renewal of these troubled loans.   The Loan Committee held four meetings in 2013.  Pursuant to an action taken by the Board in September of 2013, the Loan Committee became inactive beginning on March 1, 2014, due to the Company’s achievement of certain soundness metrics.  Members may convene a meeting at their discretion and must reconvene if certain soundness metrics cease to be met by the Company.

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HUMAN RESOURCES AND COMPENSATION COMMITTEE.  The Human Resources and Compensation Committee’s responsibilities are set forth in a written charter which has been approved by the Board.  A copy of this charter is available by clicking on the “Governance Documents” link on the Company’s website at www.pnfp.com.

The Human Resources and Compensation Committee’s Charter provides that the Human Resources and Compensation Committee shall consist of at least three members, all of whom shall be “independent.”  Members of the Human Resources and Compensation Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the NASDAQ Listing Rules.  All members of the Human Resources and Compensation Committee are independent in accordance with the Human Resources and Compensation Committee Charter.

The Human Resources and Compensation Committee establishes or approves all policies and procedures related to the human resources function of the Company and the Bank including employee compensation, incentive programs, the Company’s 401(k) plan and employee stock incentive plans.  Additionally, this committee evaluates and establishes the compensation of the Company’s executive officers, including the Chief Executive Officer and Chief Financial Officer, the compensation for which is described in the Summary Compensation Table below (the “Named Executive Officers”).  The Human Resources and Compensation Committee also reviews the compensation of the other members of the Company’s Leadership Team and establishes the compensation for the directors.  The Human Resources and Compensation Committee receives recommendations from the Chief Executive Officer and the senior human resources officer in connection with the determination concerning executive compensation.  The Human Resources and Compensation Committee has engaged compensation consultants, which commencing in late 2010, were McLagan Partners Inc. (“McLagan”) for assistance in carrying out its responsibilities.  The Human Resources and Compensation Committee also approves the Company’s annual compensation discussion and analysis included in this proxy statement.  The Human Resources and Compensation Committee held six meetings in 2013.

Compensation decisions for the Company’s Named Executive Officers are made by the Human Resources and Compensation Committee.  In carrying out their duties, the Human Resources and Compensation Committee considers many factors, including the ongoing performance of the Company, advice received from third party consultants and results of shareholder votes on “Say on Pay” and other similar votes.

In October 2012, the Human Resources and Compensation Committee selected McLagan as the Company’s consultant for executive and director compensation matters for the fiscal year ended December 31, 2013. The McLagan consultant who performed these services reported directly to the Human Resources and Compensation Committee chair. The Human Resources and Compensation Committee has established procedures that it considers adequate to ensure that McLagan's advice to the Human Resources and Compensation Committee remains objective and is not influenced by the Company's management. These procedures include:

•	a direct reporting relationship of the McLagan consultant to the Human Resources and Compensation Committee;
•	provisions in the Human Resources and Compensation Committee's engagement letter with McLagan specifying the information, data, and recommendations that can and cannot be shared with management;

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•	an annual update to the Human Resources and Compensation Committee on McLagan's financial relationship with the Company, including a summary of the work performed for the Human Resources and Compensation Committee during the preceding 12 months; and
•	written assurances from McLagan that, within the McLagan organization, the McLagan consultant who performs services for the Human Resources and Compensation Committee has a reporting relationship and compensation determined separately from any other McLagan line of business.

McLagan also assists the Human Resources and Compensation Committee in establishing compensation for the independent directors of the Board.

The agenda for meetings of the Human Resources and Compensation Committee is determined by its Chairman with the assistance of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer.  Human Resources and Compensation Committee meetings are regularly attended by the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. At certain meetings in 2013, the Human Resources and Compensation Committee met in executive sessions and no employee of the Company was present when it deliberated and voted on the compensation of the Company’s Chief Executive Officer, The Human Resources and Compensation Committee’s Chairman reports the Committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s human resources department support the Human Resources and Compensation Committee in its duties and, along with the Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Human Resources and Compensation Committee has authority under the Human Resources and Compensation Committee Charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Human Resources and Compensation Committee reviews, among other things, the total fees paid to outside compensation consultants by the Company, the nature of any other services provided by the compensation consultant, any business or personal relationships between the Company and the compensation consultant, and any stock of the Company owned by the consultant to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE:  The Nominating and Corporate Governance Committee’s responsibilities are set forth in a written charter which has been approved by the Board.  A copy of this charter is available by clicking on the “Governance Documents” link on the Company’s website at www.pnfp.com.

The Nominating and Corporate Governance Committee’s Charter provides that the Nominating and Corporate Governance Committee shall consist of at least three members, all of whom shall be “independent.”  Members of the Nominating and Corporate Governance Committee shall be considered independent so long as they are not associates or employees of the Company, do not have any other relationship to the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment and otherwise meet the applicable requirements for independence set forth under the NASDAQ Listing Rules.  All members of the Nominating and Corporate Governance Committee are independent in accordance with the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee is also responsible for recommending individuals to the Board for nomination to fill expired or otherwise vacant seats on the Board.  As discussed above, the Nominating and Corporate Governance Committee and the Board have established the Nominee Procedures the committee shall follow in evaluating director candidates, including candidates submitted by the Company’s shareholders.  The Nominating and Corporate Governance Committee recommends nominees to the Board for approval and election for inclusion in the proxy statement.  The Nominating and Corporate Governance Committee held three meetings in 2013.

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TRUST COMMITTEE.  The Trust Committee oversees all fiduciary functions of Pinnacle Bank’s trust department. The Trust Committee reviews the Bank’s Trust policies and procedures annually and approves changes to the business model for the Trust Department.  The Trust Committee also approves the establishment of significant relationships with third-party providers.  The Trust Committee held four committee meetings in 2013.

Director Compensation

As of March 1, 2013, the Board of Director’s compensation for the Corporate Governance year was set equal to the compensation grid utilized for the prior year, subject to a director compensation review that was to be performed by McLagan, the Company’s consultant for executive and director compensation matters.  As a result of a peer study performed by McLagan, non-employee director’s received an increase in compensation beginning September 1, 2013.  The following table outlines director compensation for 2013:

	Compensation
	January 1, 2013 through August 31, 2013	September 1, 2013 through February 28, 2014
Retainer fees:
Restricted shares(*)	$25,000	$40,000
Cash, paid in quarterly installments	10,000	20,000
Annual committee chair retainers paid in quarterly installments:
Audit committee	10,000	15,000
Human Resources and Compensation	7,500	10,000
Nominating and Corporate Governance	6,000	10,000
Trust	5,000	6,250
Directors Loan	5,000	6,250
Community Affairs	5,000	6,250
Per meeting attendance fees:
Board meeting	1,500	1,500
Committee meeting	1,500	1,500

(*)  Restricted shares valued at $25,000 were granted to non-employee directors on March 1, 2013.  A second award, valued at $7,500, was awarded to non-employee directors on September 18, 2013, to reflect the pro-rata increase in non-employee director compensation for the remainder of the current corporate governance cycle. The restrictions on these shares lapsed on February 28, 2014 provided the recipient attended at least 75% of their assigned board and committee meetings between the respective grant and vesting date of February 28, 2014.

Directors of the Company who are employees of the Company and/or the Bank receive no additional compensation for being a director of the Company or the Bank or for serving on a committee of the Board.  Additionally, directors do not receive separate compensation for serving on the Bank’s Board.

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The following table sets forth the compensation of the Company’s current and former directors for services rendered during 2013:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(k)
Name	Fees Earned or Paid in Cash	Stock Awards – Grant Date Fair Value (2)	Option Awards - Grant Date Fair Value (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Current Directors:
Sue G. Atkinson	$35,625	$32,500	—	—	—	—	$68,125
Harold Gordon Bone	$39,000	$32,500	—	—	—	—	$71,500
Gregory L. Burns	$78,875	$32,500	—	—	—	—	$111,375
Colleen Conway-Welch	$55,500	$32,500	—	—	—	—	$88,000
James C. Cope	$69,875	$32,500	—	—	—	$30,000	$132,375
William H. Huddleston, IV	$46,875	$32,500	—	—	—	—	$79,375
Glenda Baskin Glover (6)	$6,500	$10,000	—	—	—	—	$16,500
Ed C. Loughry, Jr.	$72,125	$32,500	—	—	—	$87,476	$192,101
Robert A. McCabe, Jr.(1)	—	—	—	—	—	—	—
Hal N. Pennington	$69,000	$32,500	—	—	—	—	$101,500
Wayne J. Riley, M.D. (5)	$26,000	$32,500	—	—	—	—	$58,500
Gary L. Scott	$61,125	$32,500	—	—	—	—	$93,625
Reese L. Smith, III (6)	$14,333	$16,666					$30,999
M. Terry Turner(1)	—	—	—	—	—	—	—

(1)	Messrs. McCabe and Turner were employees of the Company and, thus did not receive any compensation for serving as a director in 2013.
(2)	All non-employee directors were awarded restricted share awards. The amounts in the column captioned “Stock Awards” reflects the grant date fair value. For a description of the assumptions used by the Company in valuing these awards please see "Note 14. Stock Options, Stock Appreciation Rights, and Restricted Shares" to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on February 24, 2014. The restrictions on these shares lapsed based on meeting minimum meeting attendance requirements for each director on February 28, 2014.
(3)	At December 31, 2013, Mr. Bone and Mr. Loughry held options to purchase shares of the Company’s Common Stock. At that date, Mr. Bone held options to acquire 1,862 shares of the Company’s Common Stock and Mr. Loughry held options to purchase 10,000 shares of the Company’s Common Stock.
(4)	Mr. Cope and Mr. Loughry were former board members of Cavalry. In addition to their compensation for attending Board and committee meetings, their cash retainers and their equity awards, Messrs. Loughry and Cope also received payments totaling $87,476 and $30,000, respectively, in 2013 pursuant to the terms of the Cavalry SRAs. Pursuant to the Cavalry SRAs, Mr. Cope and Mr. Loughry are entitled to receive equal installment payments over a period of 15 years following retirement or having achieved retirement age equal to the value of the accumulated gains on single premium life insurance policies on the life of each director that are owned by the Company and for which the Company is the beneficiary. Mr. Cope and Mr. Loughry are also entitled to receive any annual gains that accrue to the Company on these policies after his retirement.
(5)	Dr. Riley resigned from the board of directors on August 6, 2013.
(6)	Mr. Smith and Dr. Glover joined the Board on September 17, 2013, and December 1, 2013, respectively. Annual cash and equity compensation was awarded on a pro-rata basis.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES

* * * * *

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PROPOSAL #2: ADOPTION OF THE PINNACLE FINANCIAL PARTNERS, INC.
2014 EQUITY INCENTIVE PLAN

On January 21, 2014, the Human Resources and Compensation Committee recommended to the Board, and the Board subsequently approved, the adoption of the 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”), subject to shareholder approval. The issuance of the 2014 Plan proposal is to address, amongst others, the following matters:

(i)	Consolidate the two existing equity incentive plans, the Pinnacle Financial Partners, Inc. 2004 Amended and Restated Equity Incentive Plan (the “2004 Plan”) and the Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan (the “Mid-America Plan”) including approximately 396,000 shares in the aggregate that remain available for issuance under those two plans;
(ii)	Increase the maximum number of shares of common stock that may be issued to associates and directors by an additional 930,000 shares;

Executive Summary

The Board believes that the approval of the 2014 Equity Incentive Plan, including the reservation of additional shares for issuance thereunder, is necessary to provide the Board with the flexibility to continue the Company's historical practice of awarding equity incentives to a broad based group of the Company's associates.

Equity-based compensation advances the interest of the Company by encouraging, and providing for, the acquisition of equity interest in the Company by all of the Company’s associates, annually as well as part of an initial compensation package, thereby providing substantial motivation for superior performance and aligning the associates’ interest with shareholders of the Company. In order to provide the Company with greater flexibility to adapt to changing economic and competitive conditions, and to continue its practice of attracting and retaining experienced client-contact associates, the Board proposes the adoption, subject to shareholder approval, of the 2014 Equity Incentive Plan to consolidate the existing equity incentive plans and to increase the number of shares of Common Stock authorized for issuance thereunder by an additional 930,000 shares. The Board believes that shareholder approval of this proposal is essential to further the long-term stability and financial success of the Company by attracting, motivating and retaining qualified associates at all levels of the Company through the use of stock incentives.

The following table provides the number of awards outstanding and the number of shares available for future grants under all the Company’s existing equity incentive plans with remaining share availability as of February 21, 2014:

Number of stock options outstanding	927,883
Weighted average exercise price	$26.36
Weighted average term (in years)	2.44

Number of full-value awards outstanding	1,061,307
Restricted stock awards outstanding	761,286
Restricted stock units and performance units outstanding	300,021

Total number of shares remaining for future grant	395,746
2004 Equity Incentive Plan	328,345
Mid-America Bancshares, Inc. 2006 Equity Incentive Plan	67,401

Common shares outstanding	35,336,340

The Company historically used a varying combination of time-based and performance-based awards in granting equity incentive awards to executive leadership, including the named executive officers.  The Board believes, and has adopted the practice in recent years, that equity incentive awards for executive leadership should be entirely performance-based.  Vesting requirements typically include a combination of fully diluted earnings per share targets over a period ranging from one to three years and a soundness threshold over an additional two to five years.  The Board believes that such structures provide an appropriate incentive for the executive leadership to maximize the performance of the Company and, thus, align their interests with shareholders while maintaining the focus on Company soundness.  The Board anticipates continuing such practice of relying entirely on performance-based equity awards for executive leadership for the foreseeable future.

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For the remaining non-executive leadership associates, including the key revenue producers, the Company has traditionally used a time-based approach to equity incentives thus encouraging these associates to remain at their positions at the Company for an extended period of time. Typically, the awards vest over a 5-year period, or 20% annually.  The Board believes this methodology, utilized over several years and when coupled with an associate’s annual goals and objectives, motivates our associate base to perform consistently at a high level—over an extended time frame, while at the same time aligning their interest with those of our shareholder base.  The Board anticipates continuing to use a time-based approach for non-executive leadership incentives in the future.

The 396,000 aggregate shares available under the 2004 Plan and the Mid-America Plan is sufficient to support the equity compensation needs for associates and directors through December 31, 2015.  However, the Company believes that the net additional allocation of 930,000 shares should provide share reserves sufficient to sustain the Company’s associate and director compensation needs for an additional three to five years. This anticipated duration is based on numerous significant assumptions including the anticipated market value of the Company’s common stock, anticipated associate forfeitures based on projected termination trends and performance as well as future issuances of equity awards in a manner consistent with prior periods.  As a result, actual issuances could be materially different from these estimates.  It is the Company’s practice for executive officers that equity compensation is based on a dollar value of compensation and not on a target number of shares to be awarded. Thus if the share price is higher on the grant date, executive officers would receive fewer shares than they would otherwise receive if the market price of the shares were lower on the grant date.  Consequently, the increase in our share price in 2013, and thus far in 2014, has provided that fewer overall restricted share awards were required to meet our incentive goals in comparison to 2012 and 2011.

The Committee does not currently anticipate the issuance of any future stock option grants or partial share awards at this time as all future equity awards will likely be in the form of restricted share awards, restricted stock unit awards or performance shares and units.

Two measurements that are considered meaningful by some shareholders in relation to the use of equity based compensation are the “overhang ratios” and “equity award burn rates.” The overhang ratio is the ratio of all common stock of a company that is reserved for issuance pursuant to an equity-based plan to total outstanding common stock. An analysis of the Company’s overhang ratio follows:

	As of December 31,			As of February 21,
	2011	2012	2013	2014
Stock option awards and stock appreciation rights outstanding	1,581,038	1,318,381	1,002,500	927,883
Unvested restricted stock awards	849,703	739,909	821,695	761,286
Restricted stock units and performance units outstanding	-	193,189	186,943	300,021	(1)
Common shares outstanding at December 31	34,354,960	34,696,597	35,221,941	35,336,340
Overhang ratio	7.08%	6.49%	5.71%	5.63%

(1)	Includes 186,943 restricted stock units that converted to unvested restricted stock awards on February 28, 2014

A company’s burn rate is computed by dividing the number of stock option grants plus an additional component for the impact of time-based restricted share awards issued and performance-based restricted share awards and restricted stock units earned during any particular period by the number of outstanding shares of common stock at the end of the period.  Thus a higher burn rate would be indicative of an increased number of equity awards being transferred to employees and/or directors.  The result is usually compared to industry data, particularly data furnished by various shareholder services groups.  For restricted share awards and restricted stock units, companies typically multiply the number of restricted shares awarded by a factor greater than one so that the restricted share awards and restricted stock units can be aggregated with any stock option grants so that the end result is increased for the implied increased value of the restricted share award.  Accordingly, the Company has multiplied the number of restricted share awards by a factor of 2.5.  As a result, the Company’s burn rate for the year ended December 31, 2013, was 2.57%.  An analysis of the Company’s burn rate follows:

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	For the years ended			For the period ended
	December 31,			February 22,	February 21,
	2011	2012	2013	2013	2014
Restricted Share Awards Granted	416,492	426,006	351,545	312,708	191,858
Factor	2.5	2.5	2.5	2.5	2.5
Basic weighted average shares outstanding	33,420,015	33,899,667	34,200,770	34,121,995	34,523,335
Burn Rate	3.12%	3.14%	2.57%	2.29%	1.39%

The decrease in the burn rate for the 2014 period is the result of the increased share price in January 2014 as compared to prior periods presented.

Additionally, the Board has amended the plan documents for all of the Company’s equity incentive plans, including the proposed 2014 Equity Incentive Plan, to include provisions that require that dividends paid to participants for unvested shares or units be forfeited if the underlying shares or units are also forfeited.  The Company anticipates escrowing dividends on unvested performance-based shares or units for the Company’s executive leadership with ultimate payment of the dividends conditioned upon the underlying performance metrics being met and the shares or units vesting.  For time-vested awards, which are primarily used for non-executive leadership, dividends paid on these shares or units would be subject to clawback should the associate be terminated (voluntary or involuntary) from the Company’s employment prior to the underlying vesting date.

In summary, equity compensation is a vital component of our Company’s compensation systems for all associates.  The Company prides itself that associates are keenly interested in the performance of our share price in a very tangible way and that the associates appreciate that the share price is directly linked to the operating performance of our Company.  The Board believes that our broad-based equity incentive plan makes our firm meaningfully different from other firms as it puts all associates, not just executive leadership, in the position of participating in the risks and enjoying the rewards of being a Pinnacle shareholder.  It is also a critical recruiting tool to attract new talent, as we use more of our initial hire awards to attract new revenue producers to the Company.  The 2014 Equity Incentive Plan will help the Company maintain an appropriate and powerful tool to motivate its employee base for superior results in future periods.

Summary of Other Material Provisions of the 2014 Equity Incentive Plan

The purpose of the 2014 Equity Incentive Plan (a copy of which is attached as Appendix A) is to promote the interests of the Company and its shareholders by, among other things:

•	Attracting and retaining associates through the utilization of broad-based incentive plans;
•	Motivating such individuals by means of performance-related incentives to achieve long-range performance goals;
•	Enabling such individuals to participate in the long-term growth and financial success of the Company;
•	Encouraging ownership of stock in the Company by such individuals; and
•	Linking their compensation to the long-term interests of the Company and its shareholders.

To date, the Company has awarded stock options, restricted shares, restricted share units and performance share units pursuant to the 2004 Plan under a broad-based framework whereby all employees have received awards. The Company wishes to continue these broad-based awards and the Human Resources and Compensation Committee believes the structure of the 2014 Equity Incentive Plan is appropriate for that purpose. The proposed 2014 Equity Incentive Plan provides a flexible solution to the Human Resources and Compensation Committee for long-term incentives to employees including stock options, stock appreciation rights, restricted shares and units, and performance shares and units.

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Shares Available for Awards under the 2014 Equity Incentive Plan

Shares of Common Stock subject to an award under the 2014 Equity Incentive Plan that are cancelled, expire unexercised, forfeited, settled in cash or otherwise terminated without a delivery of shares of Common Stock to the participant, including shares of Common Stock withheld or surrendered in payment of any exercise or purchase price of an award or taxes relating to an award, remain available for awards under the 2014 Equity Incentive Plan. Shares of Common Stock issued under the 2014 Equity Incentive Plan may be either newly issued shares or shares which have been reacquired by the Company. Shares issued by the Company as substitute awards granted solely in assumption of outstanding awards previously granted by a company acquired by the Company or with which the Company combines (“Substitute Awards”) do not reduce the number of shares available for awards under the 2014 Equity Incentive Plan.

 With certain limitations, awards made under the 2014 Equity Incentive Plan may be adjusted by the Human Resources and Compensation Committee in an equitable and proportionate manner to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the 2014 Equity Incentive Plan in the event of any stock dividend, reorganization, recapitalization, stock split, combination, merger, consolidation, change in laws, regulations or accounting principles or other relevant unusual or nonrecurring event affecting the Company.

 Eligibility and Administration

 Associates and directors of the Company or its subsidiaries or affiliates are eligible to be granted awards under the 2014 Equity Incentive Plan. Subject to the terms of the 2014 Equity Incentive Plan, the Human Resources and Compensation Committee is authorized to select participants, determine the type and number of awards to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any award, interpret and specify the rules and regulations relating to the 2014 Equity Incentive Plan, and make all other determinations which may be necessary or desirable for the administration of the 2014 Equity Incentive Plan.

Stock Options and Stock Appreciation Rights

Although unlikely in future periods, the Human Resources and Compensation Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The Human Resources and Compensation Committee may specify the terms of such grants subject to the terms of the 2014 Equity Incentive Plan. The Human Resources and Compensation Committee is also authorized to grant stock appreciation rights, or SARs, either with or without a related option, which SARs may be settled in cash or Common Stock, as the Human Resources and Compensation Committee may determine. The exercise or grant price per share subject to an option or SAR may not be less than the fair market value of a share of Common Stock on the date of the grant, except in the case of Substitute Awards. In addition, the 2014 Equity Incentive Plan prohibits amending the terms of a previously granted option or SAR to reduce the exercise or grant price, as applicable, or canceling an option or SAR and issuing cash, another award or a substitute option or SAR with a lower exercise or grant price, as applicable. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Human Resources and Compensation Committee, except that no option or tandem SAR relating to an option may have a term exceeding ten years. Incentive stock options or tandem SARs related thereto that are granted to holders of more than ten percent of the Company’s voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.

In addition, the 2014 Equity Incentive Plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under these limitations, no single participant may receive options or SARs in any calendar year that relate to more than 300,000 shares of Common Stock, subject to adjustment in certain circumstances.

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Restricted Shares and Restricted Share Units

The Human Resources and Compensation Committee is authorized to grant restricted shares of Common Stock and restricted share units. Restricted shares are shares of Common Stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a restricted period or other conditions specified by the Human Resources and Compensation Committee in the award agreement, if any. A participant granted restricted shares of Common Stock generally has most of the rights of a shareholder of the Company with respect to the restricted shares, provided, however, that the Human Resources and Compensation Committee has discretion with respect to whether the holder of such shares shall have the right to receive dividends or the right to vote such shares. Except as provided in the 2014 Equity Incentive Plan, none of the restricted shares may be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions.

Each restricted share unit has a value equal to the fair market value of a share of Common Stock on the date of grant. The Human Resources and Compensation Committee determines, in its sole discretion, the restrictions applicable to the restricted share units. At the discretion of the Human Resources and Compensation Committee, a participant may be credited with dividend equivalents on any vested or unvested restricted share units at the time of any payment of dividends to shareholders on shares of Common Stock. In the event a participant receives dividends on unvested awards, the 2014 Equity Incentive Plan provides for recoupment of such dividends upon a termination of service from the Company or the escrow of such dividends pending the vesting of the underlying shares of restricted stock.  Except as determined otherwise by the Human Resources and Compensation Committee, restricted share units may not be transferred, encumbered or disposed of, and such units shall terminate, without further obligation on the part of the Company, unless the participant remains in continuous employment of the Company for the restricted period and any other restrictive conditions relating to the restricted share units are met.

Performance Share and Performance Unit Awards

A performance share award consists of a right to receive shares of Common Stock upon the achievement of certain performance goals during certain performance periods as established by the Human Resources and Compensation Committee, and payable at such time as the Human Resources and Compensation Committee shall determine. Performance share awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Human Resources and Compensation Committee. Absent a determination by the Human Resources and Compensation Committee to the contrary, a participant’s rights to any performance share award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution.

A performance unit award consists of a right that is (1) denominated in cash or shares, (2) valued, as determined by the Human Resources and Compensation Committee, in accordance with the achievement of such performance goals during such performance periods as the Human Resources and Compensation Committee shall establish, and (3) payable at such time and in such form as the Human Resources and Compensation Committee shall determine. Performance unit awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Human Resources and Compensation Committee. Absent a determination by the Human Resources and Compensation Committee to the contrary, a participant’s rights to any performance unit award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution.

Performance share and performance unit awards are subject to certain specific terms and conditions under the 2014 Equity Incentive Plan. Performance goals will be limited to one or more of the following financial performance measures relating to the Company or any of its subsidiaries, operating units or divisions:

•	earnings or book value per share;
•	net income;
•	return on equity, assets, capital, capital employed or investment;
•	earnings before interest, taxes, depreciation and/or amortization;

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•	operating income or profit;
•	operating efficiencies;
•	asset quality ratios such as the ratio of criticized/classified assets to capital, the ratio of classified assets to capital and the allowance for loan losses, the ratio of nonperforming loans and/or past due loans greater than 90 days and non-accrual loans to total loans, the ratio of non-accrual loans to total loans, or the ratio of net charge-offs to average loans or other similar asset quality measures;
•	allowance for loan losses;
•	net interest income, net interest spread, net interest margin, after tax operating income and after tax operating income before preferred stock dividends;
•	cash flow(s);
•	total revenues or revenues per employee;
•	stock price or total shareholder return;
•	growth in deposits;
•	dividends;
•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, soundness targets, business expansion goals and goals relating to acquisitions or divestitures; or
•	any combination thereof.

The Human Resources and Compensation Committee may provide for the exclusion of charges or revenue related to events or occurrences which the Human Resources and Compensation Committee determines should appropriately be excluded, including  (a) restructurings, mergers and acquisitions, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (d) such other similar matters as may be determined by the Human Resources and Compensation Committee.  Such performance goals (and any modifications to be applied thereto) shall be set by the Human Resources and Compensation Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code.  The Human Resources and Compensation Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding performance awards, including performance share awards and performance unit awards; provided, that any such action shall be in compliance with Section 162(m).

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets.

To the extent necessary to comply with Section 162(m), with respect to grants of performance share, performance unit and other performance awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Human Resources and Compensation Committee will, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each covered officer for such performance period. Following the completion of each performance period, the Human Resources and Compensation Committee will certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to covered officers for such performance period. In determining the amount earned by a covered officer for a given performance period, subject to any applicable award agreement, the Human Resources and Compensation Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Human Resources and Compensation Committee may deem relevant to the assessment of individual or corporate performance for the performance period. With respect to any covered officer, the maximum number of shares in respect of which all performance awards may be granted under the 2014 Equity Incentive Plan in each year of the performance period is 100,000 shares and the maximum amount of any award settled in cash is $2,000,000 in each year of the performance period.

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Other Stock-Based Awards

The Human Resources and Compensation Committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of the Company Common Stock. The Human Resources and Compensation Committee will determine the terms and conditions of these awards, consistent with the terms of the 2014 Equity Incentive Plan.

 Termination of Employment

The Human Resources and Compensation Committee will determine the terms and conditions that apply to any award upon a Termination of Service (as defined in the 2014 Equity Incentive Plan) with the Company, its subsidiaries and affiliates, and provide these terms in the applicable award agreement or in its rules or regulations.

Change in Control

All outstanding awards vest, become immediately exercisable or payable or have all restrictions lifted immediately upon a Change in Control (as defined in the 2014 Equity Incentive Plan) but only if, and to the extent, determined by the Human Resources and Compensation Committee.

Amendment and Termination

The Company’s Board may amend, alter, suspend, discontinue or terminate the 2014 Equity Incentive Plan or any portion of the 2014 Equity Incentive Plan at any time, except that shareholder approval must be obtained for any of these actions if the approval is necessary to comply with any tax or regulatory requirement with which the board deems it desirable or necessary to comply. The Human Resources and Compensation Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively. The Human Resources and Compensation Committee does not have the power, however, to amend the terms of previously granted options or SARs to reduce the exercise price per share subject to an option or the grant price per unit subject to a SAR or to cancel any options or SARs and grant substitute options, SARs or other awards with a lower exercise or grant price per share than the cancelled options or SARs. The Human Resources and Compensation Committee also may not adversely affect the rights of any award holder without the award holder’s consent.

Other Terms of Awards

The Company may take action, including the withholding of amounts from any award made under the 2014 Equity Incentive Plan, to satisfy withholding and other tax obligations. The Human Resources and Compensation Committee may provide for additional cash payments to participants to defray any tax arising from the grant, vesting, exercise or payment of any award. Awards granted under the 2014 Equity Incentive Plan generally may not be pledged or otherwise encumbered or transferred except (1) by will or by the laws of descent and distribution; (2) to a member of the participant’s immediate family or a trust for the benefit of an immediate family member; (3) to a partnership of which the only partners are members of the participant’s immediate family; or (4) as permitted by the Human Resources and Compensation Committee in its discretion. Incentive stock options may not be pledged or otherwise encumbered or transferred except by will or by the laws of descent and distribution.

 Certain Federal Income Tax Consequences

The following is a brief description of the current federal income tax consequences generally arising with respect to awards under the 2014 Equity Incentive Plan.

Tax consequences to the Company and to participants receiving awards will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an incentive stock option, a nonqualified option, a reload option, a SAR, a restricted share or unit award, a performance share award or a performance unit award. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of Common Stock acquired on the date of exercise.

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If a participant sells shares of Common Stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of Common Stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of Common Stock), and (ii) the exercise price. Otherwise, a participant's disposition of shares of Common Stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares of Common Stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of Common Stock for the incentive stock option holding periods prior to disposition of the shares.

Similarly, the exercise of a SAR will result in ordinary income on the value of the stock appreciation right to the individual at the time of exercise. The Company will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to a SAR. Upon a grant of restricted stock or performance shares, the participant will recognize ordinary income on the fair market value of the Common Stock at the time such shares of become vested as a result of the restrictions lapsing with respect to restricted shares or the achievement of the performance goals with respect to performance shares unless a participant makes an election under Section 83(b) of the Code to be taxed at the time of grant. The participant also is subject to capital gains treatment on the subsequent sale of any Common Stock acquired through the exercise of a SAR or restricted share award. For this purpose, the participant's basis in the Common Stock is its fair market value at the time the SAR is exercised or the restricted share becomes vested (or is granted, if an election under Section 83(b) is made).

Payments made under performance awards settled in cash are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to the participant.

Compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains deductible by the company that pays it. Under the 2104 Equity Incentive Plan, options granted with an exercise price at least equal to 100% of fair market value of the underlying shares at the date of grant will be, and awards which are conditioned upon achievement of performance goals may be, intended to qualify as such “performance-based” compensation. A number of requirements must be met, however, in order for particular compensation to so qualify. Accordingly, there can be no assurance that such compensation under the 2014 Equity Incentive Plan will be fully deductible under all circumstances.

The foregoing discussion is general in nature and is not intended to be a complete description of the federal income tax consequences of the 2014 Equity Incentive Plan. This discussion does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the 2014 Equity Incentive Plan are urged to consult a tax advisor as to the tax consequences of participation.

The 2014 Equity Incentive Plan is not intended to be a "qualified plan" under Section 401(a) of the Code.

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The following table summarizes information concerning Pinnacle’s equity compensation plans at December 31, 2013:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by shareholders:
2000 Stock Incentive Plan	35,910	$12.37	-
2004 Equity Incentive Plan	908,577	$26.93	475,693
1999 Cavalry Bancorp, Inc. Stock Option Plan	-	-	-
Bank of the South 2001 Stock Option Plan	11,138	$18.28	-
PrimeTrust Bank 2001 Statutory-Non-Statutory Stock Option Plan	-	-	-
PrimeTrust Bank 2005 Statutory-Non-Statutory Stock Option Plan	9,258	$12.89	-
Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan	37,617	$17.20	72,715
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	1,002,500	$25.82	548,408

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE PINNACLE FINANCIAL PARTNERS, INC. 2014 EQUITY INCENTIVE PLAN.

* * * * *

PROPOSAL #3: ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company believes that the compensation for the Named Executive Officers, as described in the compensation discussion and analysis below, is based on a pay-for-performance culture and is strongly aligned with the long-term interests of the Company’s shareholders.  The Company believes that its culture focuses executives on prudent risk management and appropriately rewards them for performance.

The Company also believes that both the Company and its shareholders benefit from responsive corporate governance policies and consistent dialogue and that the extensive disclosure of compensation information provided in this proxy statement provides the Company’s shareholders the information they need to make an informed decision as they weigh the pay of the Named Executive Officers in relation to the Company’s performance.  In last year’s Proxy Statement for the 2013 Annual Meeting, a similar advisory vote was requested by the Company.  The results for last year’s vote were as follows:

	2013 Vote Count	Percent
For	22,328,979	90%
Against	1,544,799	6%
Abstain	1,032,956	4%
	24,906,734	100%

The Human Resources and Compensation Committee of the Board of Directors considered the above results, along with other matters, in establishing Named Executive Officer Compensation for 2013 and future periods.  The 2014 “Say-on-Pay” proposal gives you as a shareholder another opportunity to endorse or not endorse the compensation the Company paid to the Named Executive Officers through the following resolution:

“RESOLVED, that the shareholders of Pinnacle Financial Partners, Inc. approve the compensation of the executive officers of Pinnacle Financial Partners, Inc. set forth in the Summary Compensation Table of this proxy statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of such executive officers (together with the accompanying narrative disclosure) contained in this proxy statement.”

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Because your vote is advisory, it will not be binding upon the Board. However, the Human Resources and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements for the Company’s Named Executive Officers.
This proposal is provided as required pursuant to the Dodd-Frank Act.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL.

* * * * *

PROPOSAL #4: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Board, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The firm of KPMG LLP has served as the Company’s auditors since 2002. A representative of the firm is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid KPMG LLP for the 2013 and 2012 fiscal years, see “Independent Registered Public Accounting Firm” below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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EXECUTIVE COMPENSATION

The Human Resources and Compensation Committee is directly responsible for the compensation plan for the Company’s “Named Executive Officers” or “executive officers.”  These individuals’ compensation for 2013 is included in the Summary Compensation Table.   The following table shows the name, age, term of service and position of each Named Executive Officer of the Company as of March 4, 2014:

		Officer
Name	Age	Since	Position with Company and Bank

M. Terry Turner	59	2000	President and Chief Executive
Robert A. McCabe, Jr.	63	2000	Chairman of the Board
Hugh M. Queener	58	2000	Chief Administrative Officer
Harold R. Carpenter, Jr.	54	2000	Chief Financial Officer
J. Harvey White	64	2009	Chief Credit Officer

Terry Turner has served as President and Chief Executive Officer of the Company and the Bank since their organization.  Mr. Turner was employed by First American Corporation serving in various capacities from 1979 to 1999 including serving as President of the Retail Bank of First American National Bank and President of the Investment Services Group of First American Corporation.

Robert A. McCabe, Jr. has served as the Chairman of the Company and the Bank since their organization.  Mr. McCabe was employed by First American National Bank serving in various capacities from 1976 to 1999, including being appointed vice chairman of First American Corporation from 1994 to 1999.

Hugh Queener has served as the Executive Vice President and Chief Administration Officer of the Company and the Bank since their organization.  Mr. Queener was employed by AmSouth Bancorporation from 1999 to 2000 and First American Corporation from 1987 to 1999.  Prior to his employment at First American, Mr. Queener was employed with the Kirchman Corporation from 1986 to 1987 and served as senior vice president for client service, installations and software development and support.

Harold Carpenter has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since their organization.  Mr. Carpenter was employed by AmSouth Bancorporation from 1999 to 2000 and First American Corporation from 1994 to 1999.  Mr. Carpenter a member of the American Institute of Certified Public Accountants, and was employed by the national accounting firm, KPMG LLP, from 1982 to 1994.

Harvey White joined the Company on June 15, 2009, and became the Company’s chief credit officer on September 1, 2009.  Mr. White was employed by Regions Financial Corporation and its predecessor companies beginning in 1981.  Mr. White was employed by Regions in a variety of roles and served as senior credit officer for Region’s East Tennessee from 1999 to 2006. Mr. White was ultimately promoted to regional senior credit officer with additional oversight responsibilities for Regions’ North Carolina and Virginia operations, a position he held from 2006 to April 2009.

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Compensation Discussion and Analysis

Summary 2013 Executive Compensation

The Human Resources and Compensation Committee (the “Committee”) which is composed of five independent directors began the process of establishing the Company’s executive compensation plans for 2013 in late 2012 with the assistance of its independent consultant, McLagan, an AON Hewitt company.  The Committee continues to believe that significant compensation should be performance-based and that a combination of performance factors will optimize shareholder value over the longer-term.  These factors are earnings growth, revenue growth and the overall soundness of the firm.  As a result, the Committee has effectively “de-emphasized” many financial metrics that other banking organizations may use in setting executive compensation, including return on equity, net interest margin, etc.  The primary considerations utilized by the Committee in setting 2013 executive compensation were as follows:

•	Progress made by the Company with respect to rebuilding the core earnings capacity of the Company during 2011 and 2012, as well as significant reductions in the levels of troubled assets since the recession,
•	Shareholder “say on pay” vote results of approximately 90% cast in favor of 2012 compensation as reported at the 2013 annual shareholder meeting,
•	The anticipated soundness, earnings and growth targets of the Company’s board-approved 2013 financial plan,
•	Comparison of the Company’s results for 2012 with that of a peer group which was established with the assistance of McLagan which resulted in the Company being ranked in the 86th percentile as to earnings growth in 2012 compared to 2011,
•	Comparison of the Company’s 2013 anticipated earnings growth in comparison to that of its peer group which anticipated that the Company would perform at the 90th percentile based on brokerage firm analyst estimates at that time,
•	When reviewing the firm’s share pricing multiples in relation to tangible book value and earnings, that the Company’s share price continued to reflect premium pricing in relation to peers and
•	Planned performance-based compensation for 2013 approximated 60% of total compensation for the named executive officers, collectively, and 63% for the Chief Executive Officer.

Given that the Company’s financial targets for 2013 included a fully-diluted earnings per share target of $1.50 for target payout and $1.68 for maximum payout, which represented an earnings growth rate of 30% and 46%, respectively, over 2012’s fully diluted earnings per share, the Committee finalized their decisions regarding the 2013 executive compensation plan in January 2013 and concluded that executive compensation should be targeted at the 75th percentile of the compensation of the peer group with a significant component of that compensation being performance-based and at-risk.  There were no significant changes to the compensation practices of the Committee in setting 2013 executive compensation from that of the previous year.  The following is a summary of the various components of executive compensation for the past three years:

	2013	2012	2011
For all executive officers as a group:
At-risk performance-based compensation:
Annual cash incentive plan	36.2%	13.9%	-
Equity incentive plan	23.8%	33.4%	32.5%
Total at-risk performance-based compensation:	60.0%	47.3%	32.5%
Base salary	37.9%	50.9%	64.9%
Other compensation	2.1%	1.8%	2.6%
Total compensation for all executive officers as a group	100.0%	100.0%	100.0%

Chief Executive Officer:
At-risk performance-based compensation:
Annual cash incentive plan	37.4%	14.2%	-
Equity incentive plan	25.7%	35.0%	32.6%
Total at-risk performance-based compensation:	63.1%	49.2%	32.6%
Base salary	35.2%	49.4%	65.2%
Other compensation	1.7%	1.4%	2.2%
Total compensation for Chief Executive Officer	100.0%	100.0%	100.0%

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The Committee met five times in 2013 and was updated as to the status of the Company’s progress toward achievement of its 2013 financial targets at each meeting with final results as to executive compensation approved in January 2014.  McLagan and the firm’s external counsel were in attendance (usually in person) at each meeting of the Committee.  Additionally, Messrs. Turner and Carpenter were in attendance to provide updates to the Committee on various compensation matters.  Although the Committee is responsible for the overall compensation affairs of the Company, executive compensation is a significant responsibility of the Committee and thus commands much of the time and attention of the Committee.  Final decisions regarding executive compensation are made by the Committee in executive session with the assistance of McLagan and external counsel but with no executives in attendance.

On January 12, 2014, the Committee determined that the Company’s growth in earnings per share for 2013 was in the 90th percentile of peers and that its revenue growth was in the 80th percentile, and that these performance achievements resulted in appropriate levels of compensation in 2013 for the Company’s Named Executive Officers, including the Chief Executive Officer.  The Committee noted as well that, according to information provided by McLagan, one-year and three-year returns for shareholders were also above the 75th percentile of peers. As a result, the Committee concluded that the Named Executive Officers had achieved the performance target requirements for both the cash and equity compensation such that the officers should receive maximum awards given the Company’s results for 2013. More information regarding these matters is discussed below.

For 2014 compensation, the Committee’s process was similar to that of the 2013 compensation setting process.  The Committee remains focused on earnings growth, revenue growth and overall soundness and the relationship of those metrics to the 75th percentile of the firm’s peer group as the primary foundation for setting executive compensation for the firm.  However, in an effort to further differentiate the firm’s short-term cash incentive plan from its longer-term equity incentive plan, the Committee, with the assistance of McLagan, elected to transition from the current equity compensation performance measure of a one-year earnings per share target with ultimate vesting occurring over the next five years upon achievement of certain soundness thresholds to utilizing, for 2014 equity incentive compensation, a longer performance period, with the actual number of restricted shares being eligible for ultimate vesting being based on achievement, in 33% increments, of earnings per share targets over the next three years with vesting occurring in 50% increments over the following two years conditioned on achievement of soundness targets.  The Committee believes that the three year earnings plan with two soundness thresholds is a more balanced approach to short and long-term incentive compensation for executive officers.

Compensation Administration

The duties and responsibilities of the Human Resources and Compensation Committee (the “Committee”) include, among other things, overseeing the Company’s overall executive compensation philosophy; measuring performance with respect to established goals and objectives; designing the components for all executive compensation; reviewing the Company’s executive compensation plans and the risks these plans pose to the Company; and establishing compensation for the Company’s executive officers.  Since March 1, 2013 and through September 17, 2013, the Committee was composed of four independent directors – Messrs. Cope, Loughry, Pennington, and Scott.  Effective September 17, 2013, another independent director, Mr. Smith, was added to the Committee.  The Committee utilized the consulting services of McLagan, an AON Hewitt company, to facilitate the executive officer compensation process during late 2012 and early 2013 to set executive compensation for the year ended December 31, 2013.  McLagan routinely attends the Committee meetings during the year and continues to provide consulting services to the Committee.

The Company is required to permit a separate non-binding shareholder vote to approve the compensation of its executives, as disclosed pursuant to the compensation disclosure rules of the SEC. This proposal permits shareholders to endorse or not endorse the Company’s executive compensation program. Because the shareholders’ vote is advisory, it is not binding on the Board or the Committee. However, when setting 2013 compensation and in determining compensation policies, the Committee took into account the results of the April 2012 shareholder advisory vote on executive compensation and will continue to consider the outcome of this vote each year.

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The Company’s shareholders approved the compensation of our Named Executive Officers as disclosed in the proxy statement for the 2013 annual meeting.  Approximately 90% of shares voted were cast in favor of the Company’s executive compensation policies and practices compared to 91% which were cast in favor at the 2012 annual meeting.  The Committee viewed these results as evidence that the Company's shareholders supported the Company’s compensation policies and practices, and considered this result in setting the Named Executive Officers’ 2013 compensation.  The Committee expects to apply similar principles in its compensation program decisions going forward.

After consulting with the Chief Executive Officer and the Chief Financial Officer, the Committee makes all compensation decisions for the Company’s Named Executive Officers, including establishing the framework for how these executives are compensated, and approves recommendations regarding equity awards to all associates, not just the executive officers, of the Company. The Chief Executive Officer and the Chief Financial Officer are not involved in the deliberations regarding their compensation and are not present when the Committee votes on their compensation.  McLagan and the Committee’s outside legal counsel are in attendance when the Committee votes on executive officer compensation.

Decisions regarding the non-equity compensation (i.e., base salary and annual cash incentive target awards) of other managers of the Company who are not the Named Executive Officers are made by the Chief Executive Officer in consultation with each associate’s supervisor.  For these associates, the Chief Executive Officer is responsible for establishing the framework on how these individuals are compensated.  These decisions, including salary adjustments and annual equity and non-equity incentive plan award amounts, are ultimately reviewed by the Committee. As is the case with the Named Executive Officers, the Committee can exercise its discretion in modifying any recommended adjustments or awards to these individuals.

Compensation Risk Management – In 2013, the Committee reviewed the Company’s compensation plans with the Company’s Senior Risk Officer, for the following purposes:

(i)	to identify any features in any senior executive compensation plan or employee compensation plan that pose imprudent risks to the Company and limit those features to ensure the Company is not unnecessarily exposed to risks; and
(ii)	to identify and limit any features that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any associate.

In meeting with the Company’s Senior Risk Officer and other members of executive management, the Committee reviewed the Company’s executive officer and other associate compensation plans.  For 2013, these plans were the 2013 Annual Cash Incentive Plan, the Company’s various equity incentive plans, including the Company’s Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”), the 2000 Stock Incentive Plan and the Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan, and the various employment and change in control agreements to which the Company’s executive officers are a party.  The Committee also reviewed the Company’s other non-executive officer compensation plans.

Compensation Philosophy

The Company’s compensation philosophy and practices have consistently been based on the simple premise that the Company’s Named Executive Officers’ compensation should be higher in those years when the Company’s performance warrants, and conversely, lower in those years when the Company’s performance is not in line with the Committee’s high expectations. Historically, the Committee has considered numerous factors and placed more emphasis, particularly when reviewing peer information, on soundness, profitability and growth, in determining incentive compensation.  The Committee has, in designing incentive compensation objectives, placed emphasis on the following:

•	measuring improvement in fully diluted earnings per share growth in relation to peer fully diluted earnings per share growth;
•	measuring improvement in revenue growth in relation to peer revenue growth; and
•	maintaining the soundness profile of the Company primarily through maintaining the classified asset ratio (or other indicator of asset quality) for Pinnacle Bank below a specified target.

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The Committee believes that over time, placing consistent emphasis on these three measures will produce the highest shareholder value for the firm.

The attraction and retention of experienced and high-achieving senior executives that can enhance the Company’s performance and shareholder returns is an essential element of the Company’s long term strategy.  This strategy has resulted in the Company’s growth from a start up institution to now the second largest banking organization headquartered in Tennessee.  This growth was accomplished despite intensifying competition from larger, more established banking franchises in the Company’s markets. The Committee believes that consistent with the Company’s need to continue to retain executives who can drive high performance by the organization, it should provide compensation levels above the peer median if the Company’s performance is above that of peer financial institutions.  Thus, the Company’s compensation system has historically been designed to reward executive officers for superior performance. Conversely, due to a significant amount of performance-based compensation that is incorporated into each Named Executive Officer’s compensation, overall compensation levels have historically been reduced if performance and strategic objectives are not met.

The Committee believes that due to the requirement that the Company should consistently perform at a superior level, which includes, but is not limited to, performing at the 75th percentile of the peer group, the Committee shall generally set total compensation at the 75th percentile of the peer group and include in that targeted compensation a substantial portion of variable pay elements that vary based on predetermined performance metrics.  Although targeted compensation has been set at the 75th percentile for much of the Company’s 13-year history, the Committee has, in recent years, adjusted targeted compensation to a lesser percentile of the peer group as performance declined from historic levels.  In 2013 and 2012, target compensation was again set at the 75th percentile based on the improvements in the Company’s performance relative to the peer group.  In 2011, target compensation was set at the 50th percentile for the Chief Executive Officer and the Chairman and at the 60th percentile for the remaining Named Executive Officers. The following table reflects the Company’s performance in 2013 compared to the performance of the peer group:

	2013			2012
	Pinnacle	Peer Group Median	Pinnacle Rank in Peer Group	Pinnacle	Peer Group Median	Pinnacle Rank in Peer Group
Fully diluted earnings per share growth	51.36%	8.85%	2	155.8%	3.06%	2
Revenue growth	9.52%	2.67%	5	8.90%	5.38%	8
Nonperforming assets to total loans and other real estate	0.81%	1.41%	4	1.10%	1.96%	4
Return on Average Assets	1.10%	1.02%	7	0.86%	0.98%	17
Return on Tangible Common Equity	12.84%	12.15%	7	9.68%	11.37%	13
Total shareholder return 1 year	72.2%	38.8%	2	16.7%	7.9%	8
Total shareholder return 3 year	139.0%	45.0%	3	32.5%	17.8%	6

(1)	Based on available data from SNL. In calculating the amounts, the Company did not adjust the information for any known unusual matters to improve the comparability of the data (e.g. mergers and acquisitions) except for an adjustment to the 2011 earnings per share for the Company to calculate the 2012 growth in earnings per share. As a result of the reversal of the $22.5 million deferred tax valuation recorded by the Company in 2011, fully diluted earnings per share has been adjusted to exclude the impact of that reversal. Revenue is calculated by adding net interest income with noninterest income.

Pinnacle Financial Partners, Inc.

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Review of Committee’s 2013 Executive Compensation Process

The Committee’s process for determining the compensation of M. Terry Turner, the Company’s Chief Executive Officer, and the Company’s four other Named Executive Officers for 2013 involved several steps and included such items as:

•	the establishment of an appropriate peer group for comparison;
•	benchmarking the Company’s performance relative to peers on key measures including those that the Committee believes are correlated to share price performance;
•	making qualitative and quantitative judgments regarding the “market equity” of a particular executive’s compensation versus benchmark ranges; and
•	determining targeted compensation and developing a plan to implement the results of the process, if necessary.

Peer Group Composition and Utilization of Compensation Consultants – Beginning in 2010, the Committee selected McLagan for executive compensation consulting services.  McLagan is an independent compensation consultant without any previous relationship with management or the Company prior to its selection.  McLagan, with input from management, constructed a peer group of banking companies with total assets between $3.5 billion and $10 billion, which also had, in McLagan’s opinion, a commercial lending focus and were located in or near the 75 largest metropolitan areas in the United States.

McLagan advised the Committee that while performance was not a factor in the peer selection process, the selected peer group was relatively high performers in terms of overall profitability, with a return on average tangible assets at the 25th percentile of 0.96%.  The peer group for 2013 was as follows:

1st Source Corporation	South Bend, IN	PacWest Bancorp	San Diego, CA
BancFirst Corporation	Oklahoma City, OK	Sandy Springs Bancorp	Olney, MD
Columbia Banking System	Tacoma, WA	SCBT Financial Corp.	Columbia, SC
CVB Financial Corp.	Ontario, CA	Taylor Capital Group	Rosemont, IL
First Busey Corp.	Champaign, IL	Texas Capital Bancshares	Dallas, TX
First Financial Bancorp	Cincinnati, OH	TowneBank	Portsmith, VA
First Midwest Bancorp, Inc.	Itasca, IL	Union First Market Bankshares	Richmond, VA
Independent Bank Corp.	Rockland, MA	United Bankshares	Charleston, WV
Old National Bancorp	Evansville, IN	Westamerica Bancorp.	San Rafael, CA
Trustmark	Jackson, MS	Western Alliance Bancorp	Las Vegas, NV

Benchmarking 2013 Compensation – On January 11, 2013, after discussions with McLagan and a review of the Company’s performance on key metrics compared to the peer group, the Committee determined that, for all of the Named Executive Officers, a total compensation target of the 75th percentile of the peer group was appropriate provided that a substantial amount of the compensation was performance related.  Additionally, embedded in the 2013 compensation plan for the Named Executive Officers were additional opportunities for these officers to receive increased compensation should performance exceed targeted results.

Components of Executive Compensation –The Committee sought to accomplish its executive compensation objectives in 2013 by utilizing the following primary elements of executive compensation:

Base Salary – Base salary is designed to provide appropriate levels of fixed compensation to the executive.  Salaries for the Company’s Named Executive Officers are reviewed annually and are based on:

•	Job scope and responsibilities;
•	Competitive salaries for similar positions at peer institutions; and
•	Other factors, including Company performance compared to peers.

As to base salary, the Committee determined that all the executive officers should receive a base salary increase of 3.0% for 2013.  The percentage increase was recommended by McLagan to maintain base salary positioning near the 75th percentile overall, to preserve internal equity relationships between the executives and was consistent with the average merit raise for the Company’s other associates.

Pinnacle Financial Partners, Inc.
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Annual Cash Incentive Plan – In general, all salaried or hourly pay associates of the Company are eligible for participation in the Company’s annual cash incentive plan which is administered by the Committee and provides targeted cash incentive plan payments to the participants at various levels.  The Company believes that a single plan for the Named Executive Officers and all other salaried and hourly pay associates has promoted a strong sense of teamwork within the firm. The 2013 Annual Cash Incentive Plan was approved by the Committee in the first quarter of 2013.

The targeted cash award for the Company’s executive officers ranged from 60% to 85% of the executive officer’s base salary.  The 2013 Annual Cash Incentive Plan was structured such that the Committee could increase payouts if the Company’s actual performance for the calendar year exceeded pre-established performance targets or decrease or eliminate payouts if performance was less than the pre-established performance targets.  The cash award for each executive officer for 2013 was as follows:

	Value of cash incentive plan award upon achievement of performance targets
Named Executive Officer	Target	As a % of base salary	Maximum Award	As a % of base salary
Turner	$623,000	85%	$779,000	106%
McCabe	$591,000	85%	$739,000	106%
Queener	$229,000	65%	$286,000	81%
Carpenter	$229,000	65%	$286,000	81%
White	$159,000	60%	$199,000	75%

Awards are exclusively based on achievement of performance goals established by the Committee for all Named Executive Officers.  Furthermore, the Annual Cash Incentive Plan has utilized a combination of performance goals including soundness measures which the Committee believes creates sufficient balance in the plan such that excessive risk is not encouraged for the benefit of current period results.

The performance targets for the 2013 Annual Cash Incentive Plan adopted by the Committee in January 2013 included a soundness threshold, below which no payments would be made under the plan, and thereafter consisted of two operating results targets: revenues and fully diluted earnings per share, more fully described as follows:

•	The soundness threshold was Pinnacle Bank’s classified asset ratio, which is the sum of the Bank’s nonperforming assets and potential problem loans divided by the sum of the Bank’s Tier 1 risk-based capital and allowance for loan losses. A classified asset ratio of less than 35% had to be achieved in order for any awards to be payable under the 2013 Annual Cash Incentive Plan.
•	Revenues were defined as the sum of net interest income plus non-interest income excluding gains (losses) on the sale of investment securities and charges associated with restructuring Federal Home Loan Bank advances or other unusual items as determined by the Committee.
•	Fully diluted earnings per share excluded any one-time charges such as gains (losses) on the sale of investment securities and changes associated with restructuring Federal Home Loan Bank (FHLB) advances and other unusual items as determined by the Committee.

Additionally, the 2013 Annual Cash Incentive Plan provided for increased awards if the Company’s performance surpassed predetermined thresholds.  The maximum award a Named Executive Officer could receive was 125% of his target award.

For the Named Executive Officers, the fully diluted earnings per share component of the corporate target was weighted at 80% of the target award with the revenue component weighted at 20%.  At maximum performance, the fully diluted earnings per share component was 100% of the target award while the revenue target was 25%.  As such, like all other associates, Named Executive Officers were eligible to receive 125% of the target award for superior performance.

Pinnacle Financial Partners, Inc.
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The Committee established the following fully diluted earnings per share and revenue targets, in each case excluding the impact of gains or losses on the sale of investment securities and losses associated with the restructuring of FHLB advances,  under the 2013 Annual Cash Incentive Plan for the Named Executive Officers:

Fully Diluted Earnings per Share Component- 80%		Revenue Component- 20%
Fully Diluted Earnings Per Share Range	Resulting Cash Incentive Payout Expressed as a Percentage of Target	Revenue Range	Resulting Cash Incentive Payout Expressed as a Percentage of Target
< $1.149	0%	< $200 million	0%
>$1.15 to $1.339	0% to 60%	>$200 million to $207 million	0% to 15%
>$1.34 to $1.499	60% to 80%	>$207 million to $212 million	15% to 20%
>$1.50 to $1.679	80% to 100%	>$212 million to $220 million	20% to 25%
>$1.68	100%	>$220 million	25%

The following is a summary of the soundness and operating results metrics as well as a comparison of the target award to the actual award distributed to the named executive officers in the 2013 Annual Cash Incentive Plan.

	2013 Results	Performance against target
Classified asset ratio	18.5%	Threshold achieved
Revenues, as defined (1)	$224.4 million	Maximum award achieved
Fully diluted earnings per share, as adjusted(1)	$1.72 EPS	Maximum award achieved
Cash incentive pool for all associates	$14.5 million	Maximum award achieved

(1)	For 2013, when calculating the Company’s fully diluted earnings per share and revenues, the Committee, as permitted by the annual cash incentive plan document, excluded the impact of a $1.5 million loss on sale of investments and an $876,000 loss on a prepayment of an FHLB advance.

As a result of the Company’s achievement of the soundness threshold and over-achievement of the revenue and fully diluted earnings per share targets in 2013 and the Company’s performance in relation to its peer group (as reflected in the benchmarking analysis table), on January 22, 2014, the Committee determined that participants, including Named Executive Officers, in the 2013 Annual Cash Incentive Plan should be awarded an above-target award of 125% of their targeted amount.  The Committee does have the authority to adjust the cash award for an individual Named Executive Officer.  No such adjustments were made by the Committee for the fiscal year 2013 award.

Long-term Equity Compensation Incentive Plans – The Committee believes that equity-based, long-term compensation programs link the interests of all associates, both individually and as a team, to the long-term interests of the Company’s shareholders and reward the Company’s participating associates for performance that results in a longer term increase in shareholder value.  In 2012, the Committee began using restricted stock unit awards as the sole component of long-term equity compensation because performance-based vesting and stock-settled restricted stock units require fewer shares to achieve the required compensation objectives in comparison to other forms of equity compensation, including stock options.

Unlike the Annual Cash Incentive Plan, annual equity awards to the Named Executive Officers are not based on a percentage of salary, but instead on the amount necessary to ensure that if target performance is achieved total compensation will be aligned with the 75th percentile of the peer group.  Accordingly, on January 11, 2013, the Committee granted performance-based vesting restricted stock units to the Named Executive Officers equal to the dollar amount believed to be necessary to achieve the 75th percentile for total compensation of the peer group at the target level of performance. The number of restricted stock units awarded was determined by dividing the dollar amount of such necessary compensation by the closing price of the Company’s common stock on January 11, 2013.

Pinnacle Financial Partners, Inc.
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The restricted share units were performance based in their entirety and would be converted into restricted shares of the Company’s common stock based upon fully diluted earnings per share targets (exclusive of certain one-time charges similar to the Annual Cash Incentive Plan such as gains or losses on sales of investment securities or other unusual items).  The restricted shares would then vest at a rate of 20% per year and would be subject to further performance vesting requirements for the five year period following the date the restricted shares were issued provided that at the end of the previous year the Company’s classified asset ratio (loans classified substandard or higher plus other real estate divided by Pinnacle Bank’s tier 1 risk-based capital plus it allowance for loan losses) was less than a predetermined amount established by the Committee and such individual is employed by the Company (subject to certain exceptions).  Accordingly, the ultimate vesting of the awards was over a six-year period.

The following table outlines the amount of equity compensation granted to each officer on January 11, 2013 and the corresponding number of restricted share units eligible to be earned:

	Value of restricted share units granted		Number of restricted share units granted
Named Executive Officer	Target	Maximum	Target	Maximum
Turner	$535,000	$935,000	27,606	48,246
McCabe	505,000	884,000	26,058	45,614
Queener	155,000	271,000	7,740	13,983
Carpenter	155,000	271,000	7,740	13,983
White	155,000	271,000	7,740	13,983

The fully diluted earnings per share targets, adjusted for the gains or losses on the sale of investment securities and the loss associated with the prepayment of FHLB advances, and the related percentage of the maximum number of restricted stock units granted to each Named Executive Officer that would be earned at each level of performance are set forth in the following table:

Fully Diluted Earnings Per Share (FDEPS) (1) Range for the year ended December 31, 2013	Resulting percentage of maximum number of restricted stock units granted that would be earned by Named Executive Officers
<$1.15	0%
>$1.15 to $1.33	19%
>$1.33 to $1.49	38%
>$1.49 to $1.68	57.2%-100% (2)
>$1.68	100%

(1)     For 2013, when calculating the Company’s fully diluted earnings per share and revenues, the Committee, as permitted by the annual cash incentive plan document, excluded the impact of a $1.5 million loss on sale of investments and an $876,000 loss on a prepayment of an FHLB advance.
(2)    Shares are earned on a pro rata basis between 57.2% and 100% which correlates to the FDEPS amount that falls within the range of $1.50 to $1.68.

Because the Company’s fully diluted earnings per share, after adjusting for the loss on sale of investments, and the loss associated with the prepayment of the FHLB advance, was $1.72, each Named Executive Officer earned 100% of the maximum number of restricted stock units granted to that officer, which earned units subsequently converted to restricted shares.  Ultimately, the restrictions on the shares will lapse in 20% increments provided the Company achieves the required classified asset ratio as of the year preceding such vesting date and such individual is employed by the Company (subject to certain exceptions) on the vesting date.

Pinnacle Financial Partners, Inc.
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In reviewing the Company’s 2013 performance, the Committee determined that the Company’s growth in earnings per share was in the 90th percentile of peers and that its revenue growth was in the 80th percentile, and that these performance achievements resulted in appropriate levels of compensation for the Company’s Named Executive Officers, including the Chief Executive Officer.  The Committee noted as well that, according to information provided by McLagan, one year and three year returns for shareholders were also above the 75th percentile of peers.

Other Alternatives for Executive Compensation – There are numerous other executive compensation alternatives available to the Committee as it seeks to design the compensation plan for the Named Executive Officers such that the correct balance is achieved between maximizing performance, risk management and compensation for the executive.

Many companies provide enhanced retirement benefits for executives either through a defined pension plan, deferred compensation arrangements or a salaried executive retirement plan.  To date, the Committee has elected not to use these alternatives as a component of executive compensation.  The Named Executive Officers are eligible to participate in the Company’s 401(k) plan along with all other associates of the Company.  The Named Executive Officers are subject to the same salary deferral and Company match provisions as the other associates.

Other typical forms of executive compensation and perquisites available to the Committee to supplement executive compensation are listed below along with the applicability to the Company’s Named Executive Officers:

	Turner	McCabe	Queener	Carpenter	White
Company-provided vehicle	NA	NA	NA	NA	NA
Automobile allowance	Yes	Yes	Yes	No	No
Parking allowances	No	No	No	No	No
Personal tax return fees	Yes	Yes	Yes	Yes	Yes
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft	NA	NA	NA	NA	NA

Employment and Change of Control Agreements

The employment agreements, as amended, that the Company has entered into with each of Messrs. Turner, McCabe, Queener and Carpenter are described in more detail later.  These agreements automatically renew each year on January 1 unless the Committee or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.

In considering whether to give notice of non-renewal, the Committee considered the need to be able to retain its executive officers, the impact of such executives on the Company’s performance over the period of its existence and the performance of the executives prior to the date of any notice. When considering the multiples of base salary and bonus that a terminated executive officer would be entitled to receive following his or her termination, either before or after a change of control, the Committee also sought to provide benefits at a level that it believed would provide appropriate compensation for the executive officer in the event of consummation of a transaction that, although possibly detrimental to the individual’s employment prospects with the resulting company, would be beneficial to the Company’s shareholders.

The Committee believes that the protections afforded in the employment and change in control agreements are reasonable and are an important element in retention of the executive officers who are a party to such agreements.

Pinnacle Financial Partners, Inc.
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Federal Income Tax Deductibility Limitations

The Committee has traditionally believed it appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes pursuant to Section 162(m) of the Code, and to seek to qualify the Company’s performance-based cash and equity-based compensation for exclusions from Section 162(m) so such compensation will qualify as a tax deductible expense.

Human Resources and Compensation Committee Report

The Committee has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Committee recommended this Compensation Discussion and Analysis be included in this proxy statement.

James C. Cope, Chairman
Ed C. Loughry, Member
Hal Pennington, Member
Gary L. Scott, Member
Reese L. Smith, III, Member

Pinnacle Financial Partners, Inc.
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2013 Summary Compensation Table

The table below sets forth a summary of the compensation earned by each of (i) the Company's Chief Executive Officer; (ii) the Company’s Chief Financial Officer; and (iii) the three highest paid executive officers of the Company whose total compensation exceeded $100,000 for fiscal 2013 and who were employed as executive officers at December 31, 2013 (collectively, the “Named Executive Officers”) in 2013. Each of the Named Executive Officers has entered into an employment agreement with the Company, the terms of which are described below.

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

M. Terry Turner	2013	$733,320	$-	$535,000	$-	$779,000	$-	$35,230	$2,082,550
President and Chief	2012	$1,080,672	$-	$766,020	$-	$311,662	$-	$31,228	$2,189,582
Executive Officer	2011	$941,600	$-	$470,681	$-	$-	$-	$31,799	$1,444,080

Robert A. McCabe, Jr.	2013	$695,685	$-	$505,000	$-	$739,000	$-	$36,540	$1,976,225
Chairman of	2012	$1,026,552	$-	$722,193	$-	$295,666	$-	$33,893	$2,078,304
the Board	2011	$893,725	$-	$446,856	$-	$-	$-	$34,794	$1,375,375

Hugh M. Queener	2013	$352,000	$-	$155,000	$-	$286,000	$-	$33,110	$826,110
Chief Administrative	2012	$435,256	$-	$228,124	$-	$114,531	$-	$28,327	$806,238
Officer	2011	$428,425	$-	$214,120	$-	$-	$-	$29,082	$671,627

Harold R. Carpenter	2013	$352,000	$-	$155,000	$-	$286,000	$-	$17,205	$810,205
Chief Financial	2012	$435,256	$-	$255,762	$-	$105,721	$-	$14,091	$810,830
Officer	2011	$428,425	$-	$214,120	$-	$-	$-	$14,190	$656,735

J. Harvey White	2013	$265,000	$-	$155,000	$-	$199,000	$-	$16,960	$635,960
Chief Credit Officer	2012	$350,756	$-	$216,182	$-	$79,567	$-	$12,310	$658,815
	2011	$346,250	-	$173,115	-	$-	$-	$13,563	$532,928

(1)	Salary Stock – During the first half of 2012 and all of 2011, a portion of each Named Executive Officer’s salary was paid in salary stock units, or SSUs. SSUs were granted bi-weekly at the same time the cash salary was paid. In 2012, Messrs. Turner and McCabe, received salary stock compensation in the amount of $369,000 and $352,000, respectively, while Messrs. Queener, Carpenter and White each received $93,000 of salary stock compensation. In 2011, Messrs. Turner and McCabe, received salary stock compensation in the amount of $250,000 and $237,000, respectively, while Messrs. Queener, Carpenter and White each received $96,000 of salary stock compensation. The Company terminated the issuance of SSUs effective July 1, 2012.

(2)	Stock Awards – Amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards in 2013 and 2012 and restricted stock awards in 2011. To calculate the grant date fair value, the Company multiplied the closing price of the Company’s common stock on the date of grant by the number of restricted stock units or restricted stock awards granted. With respect to the performance-based component of the awarded restricted stock units and restricted shares, amounts included in this column represent the grant date fair value of the target level of the award. The grant date fair value of awards of performance-based restricted shares and restricted stock units granted in 2013, 2012 and 2011, assuming maximum level of performance were $935,000, $917,400 and $470,681, respectively for Mr. Turner; $884,000, $864,900, and $446,856, respectively for Mr. McCabe; $271,000, $273,200, and $214,120, respectively for Mr. Queener; $271,000, $306,300, and $214,120, respectively for Mr. Carpenter; and $271,000, $258,900, and $173,115, respectively for Mr. White. All performance-based restricted stock units and shares of restricted stock granted were subject to forfeiture if the applicable minimum performance threshold was not achieved. The reported amounts included in the column above with respect to performance based restricted stock units and restricted shares granted do not necessarily reflect the actual amounts that were paid to or that may be realized by the Named Executive Officer. For a more complete description of the restricted stock unit awards granted in 2013, please see Compensation Discussion and Analysis.

Pinnacle Financial Partners, Inc.
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(3)	Non-Equity Incentive Plan Compensation – Reflects compensation attributable to the Company’s Annual Cash Incentive Plan. The table below sets forth for each Named Executive Officer the actual and target payouts expressed as a percentage of base salary. Payout of incentive compensation occurs upon achievement of certain soundness and performance thresholds as determined by the Human Resources and Compensation Committee.

	Turner	McCabe	Queener	Carpenter	White
Expressed as a percentage of base salary
2013 % Target Payout	85%	85%	65%	65%	60%
2013 % Actual Payout	106%	106%	81%	81%	75%

(4)	Other Compensation – The Company provides the Named Executive Officers with other forms of compensation. The following is a listing of various types of other compensation that the Company has not used in the past three years, in the case of stock options, or ever otherwise, but may consider in the future to award its executives. We believe that including a listing of forms of compensation that we currently do not use is beneficial to investors as they compare our compensation elements to those of other organizations.

	Turner	McCabe	Queener	Carpenter	White
Stock appreciation rights granted	None	None	None	None	None
Stock options granted	None	None	None	None	None
Supplemental retirement plans	NA	NA	NA	NA	NA
Pension plan	NA	NA	NA	NA	NA
Deferred compensation	NA	NA	NA	NA	NA
Board fees	No	No	NA	NA	NA

Group benefit package – All Company associates, including the Named Executive Officers, participate in the Company’s group benefit package which includes customary medical and dental benefits, group life, group disability, healthcare and dependent care reimbursement plans, 401k plan, etc.  The Named Executive Officers receive no incremental employee benefits that are not offered to other Company associates, other than an enhanced long-term disability policy that provides incremental coverage over the group policy maximums.  The following is a summary of the expense the Company incurred during 2013, 2012, and 2011 to provide a 401k plan match to our Named Executive Officers and the cost of the enhanced long term disability policy.

	Turner	McCabe	Queener	Carpenter	White
2013
401k match	$10,200	$10,200	$10,200	$10,200	$10,200
Long-term disability policy	$8,880	$9,340	$7,660	$5,380	$4,510
Long-term care insurance	$1,050	$1,300	$1,450	$950	$2,250

2012
401k match	$10,000	$10,000	$10,000	$10,000	$10,000
Long-term disability policy	$7,103	$8,193	$4,527	$4,091	$2,310

2011
401k match	$9,800	$9,800	$9,800	$9,800	$9,800
Long-term disability policy	$2,004	$1,902	$962	$962	$720

Paid time off – Each Named Executive Officer receives an allotment of 30 days for paid time off each year (excluding holidays).  The Company does not provide sick leave for any associate, including the Named Executive Officers.   Additionally, associates, including the Named Executive Officers, are not permitted to carryover unused paid time off into a subsequent fiscal year.

Other Executive perquisites – The Company provided the following perquisites to the Named Executive Officers in 2013:

	Turner	McCabe	Queener	Carpenter	White
Company provided vehicles	NA	NA	NA	NA	NA
Automobile allowance	$13,200 / year	$13,200 / year	$13,200 / year	No	No
Parking allowances	No	No	No	No	No
Personal tax return fees	$1,900	$2,500	$600	$675	$0
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft	NA	NA	NA	NA	NA

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Grants of Plan-Based Awards in 2013

The following table provides information about plan-based awards granted to the Named Executive Officers during 2013.

GRANTS OF PLAN-BASED AWARDS IN 2013

		Estimated Possible Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan			Equity Incentive Plan
		Awards (1)			Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name and Principal Position	Grant date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (3)

M. Terry Turner
President and Chief	1/11/2013	—	—	—	0	27,606	48,246	—	—	—	$535,000
Executive Officer	NA	$0	$623,300	$779,000	—	—	—	—	—	—	—

Robert A. McCabe, Jr.
Chairman of the	1/11/2013	—	—	—	0	26,058	45,614	—	—	—	$505,000
Board	NA	$0	$591,000	$739,000	—	—	—	—	—	—	—

Hugh M. Queener
Chief Administrative	1/11/2013	—	—	—	0	7,740	13,983	—	—	—	$155,000
Officer	NA	$0	$228,800	$286,000	—	—	—	—	—	—	—

Harold R. Carpenter	1/11/2013	—	—	—	0	7,740	13,983	—	—	—	$155,000
Chief Financial Officer	NA	$0	$228,800	$286,000	—	—	—	—	—	—	—

J. Harvey White	1/11/2013	—	—	—	0	7,740	13,983	—	—	—	$155,000
Chief Credit Officer	NA	$0	$159,000	$199,000	—	—	—	—	—	—	—

(1)	This column shows separately the possible payouts to the Named Executive Officers under the 2013 Annual Cash Incentive Plan assuming target and maximum levels of performance. Actual amounts paid in January 2014 to the Named Executive Officers under the 2013 Annual Incentive Plan are reflected in the Summary Compensation Table above under the column “Non-Equity Incentive Plan Compensation.”
(2)	Reflects performance-based restricted stock units. Restricted stock units that are earned are settled in a like number of restricted shares. The number of restricted stock units that could be earned is determined based on the Company’s fully diluted earnings per share in 2013 (exclusive of certain charges such as gains or losses on sales of investment securities or other unusual items). All restricted shares issued to the Named Executive Officers, if any, upon settlement of the restricted stock units are subject to further vesting restrictions including forfeiture restrictions that lapse in equal 20% increments on February 28, 2015, February 28, 2016, February 28, 2017, February 28, 2018 and February 28, 2019 (each a “Vesting Date”); provided, that such Named Executive Officer is employed by the Company on the Vesting Date (unless the Named Executive Officer’s failure to be employed is the result of death or disability in which case the forfeiture restrictions will lapse upon the employee’s termination resulting therefrom) and the ratio of Pinnacle Bank’s classified assets to the sum of Pinnacle Bank’s Tier 1 capital and the allowance for loan losses (“Classified Assets Ratio”) in each case as of December 31 of the fiscal year ending immediately prior to each Vesting Date is less than a predetermined Classified Assets Ratio established by the Committee.
(3)	Amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards granted in 2013. To calculate the grant date fair value of restricted stock unit awards, the Company multiplied the closing price of the Company’s common stock on the date of grant by the number of restricted stock units that could be settled in restricted shares at target level performance.

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Outstanding Equity Awards at 2013 Fiscal Year End

The following table summarizes information with respect to equity award holdings by the Named Executive Officers as of December 31, 2013.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END

	Option Awards (1)					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

M. Terry Turner	31,171	—	—	$21.51	1/19/2018	2,557	$83,179	130,832	$4,255,965
	23,412	—	—	$31.25	1/19/2017	—	—	—	—
	23,866	—	—	$27.11	3/17/2016	—	—	—	—
	22,111	—	—	$23.88	1/19/2015	—	—	—	—
	15,140	—	—	$14.78	4/26/2014	—	—	—	—

Robert A. McCabe, Jr.	29,612	—	—	$21.51	1/19/2018	1,387	$45,119	112,654	$3,664,635
	22,242	—	—	$31.25	1/19/2017	—	—	—	—
	22,673	—	—	$27.11	3/17/2016	—	—	—	—
	19,715	—	—	$23.88	1/19/2015	—	—	—	—

Hugh M. Queener	21,253	—	—	$21.51	1/19/2018	1,743	$56,700	45,410	$1,477,187
	11,706	—	—	$31.25	1/19/2017	—	—	—	—
	11,933	—	—	$27.11	3/17/2016	—	—	—	—
	17,306	—	—	$23.88	1/19/2015	—	—	—	—
	11,850	—	—	$14.78	4/26/2014	—	—	—	—

Harold R. Carpenter	17,711	—	—	$21.51	1/19/2018	1,453	$47,266	46,211	$1,503,244
	8,780	—	—	$31.25	1/19/2017	—	—	—	—
	9,189	—	—	$27.11	3/17/2016	—	—	—	—
	5,400	—	—	$23.88	1/19/2015	—	—	—	—
	5,500	—	—	$12.37	1/12/2014	—	—	—	—

J. Harvey White	—	—	—	—	—	700	$22,771	28,484	$926,585

(1)	All option awards vest in 20% increments annually during the first five years of the 10-year option term.
(2)	The following information details the status of the unvested time-based vesting restricted stock awards for the Named Executive Officers for the last five years.

Grant Date	Turner	McCabe	Queener	Carpenter	White	Vesting criteria
Unvested Stock Awards – Time Vesting Criteria (number of awards)
1/19/08 award -Shares vested and restrictions lapsed -Shares forfeited Unvested shares	5,114 2,557 — 2,557	4,858 3,471 — 1,387	3,487 1,744 — 1,743	2,906 1,453 — 1,453	— — — —	Vests pro rata over ten years with the exception of Mr. McCabe which vests pro rata over seven years.
8/29/09 award -Shares vested and restrictions lapsed -Shares forfeited Unvested shares	— — — —	— — — —	— — — —	— — — —	3,500 2,800 — 700	Vests pro rata over five years.
Totals	2,557	1,387	1,743	1,453	700

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(3)	Market value is determined by multiplying the closing market price of the Company’s common stock ($32.53) on December 31, 2013 by the number of shares. With respect to unvested performance based equity awards, represents the number of shares issuable upon achievement of the threshold performance goal.
(4)	The following information details the status of the unvested performance-based vesting restricted stock awards and performance-based vesting restricted stock unit awards for the Named Executive Officers for the last five years:

Grant Date	Turner	McCabe	Queener	Carpenter	White	Vesting criteria
Unvested Stock Awards – Performance Vesting Criteria (number of awards)
1/20/09 award -Shares vested and restrictions lapsed -Shares forfeited Unvested shares	18,090 1,809 5,427 10,854	17,266 2,879 5,756 5,753	9,646 965 1,929 5,788	7,905 791 1,581 4,743	— — — —
Vested 10% per year (or in the case of Mr. McCabe 16.66% per year) so long as the Company was profitable for the fiscal year ending immediately preceding the vesting date.  Because the Company was not profitable for 2009 or 2010, the shares that would have vested based on the Company’s performance for those years were forfeited.

8/16/11 award -Shares vested and restrictions lapsed -Shares forfeited Unvested shares	9,171 3,057 — 6,114	8,707 2,903 — 5,805	4,172 1,390 — 2,782	4,172 1,390 — 2,782	3,373 1,124 — 2,249
Vests 66.7% on August 16, 2013, (the second anniversary of the date of the grant) and 33.3% on August 16, 2014 if the Company achieves certain annual earnings per diluted share and soundness targets.  If the annual earnings per diluted share and soundness targets are not achieved for any year within the three-year performance period, the award may still vest if the Company achieves soundness targets and cumulative earnings per diluted share target for the three years covered by each award.  In the case of these awards, the 2011 performance targets were achieved, however the 2012 performance targets were not achieved.  Subsequently, the Company achieved the three year performance targets for the three-year period ended December 31, 2013 and accordingly 66.7% will vest on August 16, 2014.

8/16/11 award -Shares vested and restrictions lapsed -Shares forfeited Unvested shares	27,515 6,880 — 20,635	26,122 13,062 — 13,060	12,517 2,780 — 9,737	12,517 2,501 — 10,016	10,120 8,995 — 1,125
Vests 20% on August 16, 2013 (the second anniversary date of the grant) and 10% per year thereafter (or in the case of Mr. McCabe 40% on August 16, 2013 and 20% over the next three years or in the case of Mr. White 67% on August 16, 2013 and 33% on August 16, 2014), so long as the Company was profitable for the fiscal year ending preceding the vesting date.

1/19/12 and 6/21/12 awards -Shares vested and restrictions lapsed -Shares forfeited Unvested shares	44,984 — — 44,984	42,421 — — 42,421	13,690 — — 13,690	15,255 — — 15,255	12,824 — — 12,824
The amounts represent an 83.5% conversion rate of two previously issued restricted share unit awards granted on January 19, 2012 and June 21, 2012.  The restricted share unit awards vested and converted into restricted shares upon attainment of performance criteria for the period ended December 31, 2012.  The conversion rate was based on the Company’s fully diluted earnings per share of $1.15 for fiscal year 2012 which fell within a predetermined range of $1.13 to $1.26 per fully diluted share.  The Committee had established these conversion rate ranges in January of 2012.  As such, the restrictions associated with 20% of these shares will lapse beginning on February 28, 2014 and pro rata for the next four years thereafter provided the Company achieves certain soundness thresholds in each fiscal year prior to the annual vesting date.

1/11/13 awards -Shares vested and restrictions lapsed -Shares forfeited Unvested shares	48,245 — — 48,245	45,615 — — 45,615	13,415 — — 13,415	13,415 — — 13,415	13,415 — — 13,415
The amounts represent a 100% conversion rate of restricted share unit awards granted on January 11, 2013.  The restricted share unit awards vested and converted into restricted shares upon attainment of performance criteria for the period ended December 31, 2013.  The Committee had established the conversion rate ranges in January of 2013.  As such, the restrictions associated with 20% of these shares will lapse beginning on February 28, 2015 and pro rata for the next four years thereafter provided the Company achieves certain soundness thresholds in each fiscal year prior to the annual vesting date.

Total Unvested Stock Awards – Performance Vesting Criteria (number of awards)	130,832	112,654	45,410	46,211	28,484

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OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired On Vesting (#)(1)	Value Realized on Vesting ($)(2)

M. Terry Turner	25,000	$360,852	14,234	$371,478

Robert A. McCabe, Jr.	13,500	$186,030	21,411	$566,367

Hugh M. Queener	19,000	$285,570	6,435	$165,550

Harold R. Carpenter	—	$—	5,922	$152,737

J. Harvey White	—	$—	12,659	$353,381

(1)	Includes restricted share awards issued prior to 2013 but which vested during 2013. Excludes restricted share units issued in 2012 and 2013 and which were settled for restricted shares in 2013 and 2014, respectively.
(2)	“Value Realized on Exercise” represents the difference between the market price of the underlying securities at exercise and the exercise or base price of the options. “Value Realized on Vesting” is determined by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date.

Employment and Change of Control Agreements

The employment agreements that the Company has entered into with each of Messrs. Turner, McCabe, Queener and Carpenter are described in more detail below.  These agreements automatically renew each year on January 1 unless the Committee or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.

The Company entered into a three-year employment contract with M. Terry Turner, President and Chief Executive Officer, on March 1, 2000; Robert A. McCabe, Jr., Chairman of the Board on August 1, 2000; Hugh M. Queener, Chief Administrative Officer, on August 1, 2000; and  Harold R. Carpenter, Chief Financial Officer, on March 14, 2006.  All four outstanding employment agreements were amended on January 1, 2008 to eliminate the automatic three year renewable clause in the agreement as well as incorporate the impact of IRS Code Section 409A into the agreement and were further amended to provide each Named Executive Officer with weeks of paid vacation and to make certain other immaterial changes. There were no other significant changes to the terms and conditions of the original agreement as a result of these amendments.  The amended agreement automatically renews annually on January 1, unless any of the parties to the agreement gives notice of intent not to renew the agreement prior to November 30 of the preceding year in which case the agreement terminates thirty days later.

The employment agreements described above for Messrs. Turner, McCabe, Queener and Carpenter require the Company to make certain severance payments to the executives in the event that the Company terminates the employment of the executive without “cause” or the executive terminates his employment for “cause”.  The employment agreements also require the Company to make certain payments to the executives in the event that the executive becomes disabled.  Under the terms of the employment agreements, if the Company terminates the executive without cause, it must pay the executive severance equal to three year’s base salary.  If the executive terminates his employment with the Company for cause, the Company must pay the executive a maximum of up to twelve months of base salary.

The employment agreements also contain provisions that if the Company terminates the executive without “cause” or the executive terminates his employment with the Company for “cause” within a year following a “change of control”, the executive shall be entitled to a lump sum severance payment equal to three times the executive’s then current salary and target bonus, plus certain retirement benefits plus tax payments.  Generally, this “change of control” provision is typically referred to as a “double trigger” such that (a) a change of control has to occur as defined in the employment agreements and (b) the executive has to terminate his employment for “cause”, again as defined in the employment agreement, as follows:

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(a)	A “change of control” generally means the acquisition by a person or group of 40% or more of the voting securities of the Company or the Bank; a change in the majority of the Board over a twelve-month period (unless the new directors were approved by a two-thirds majority of prior directors); a merger, consolidation or reorganization in which the Company’s shareholders before the merger own 50% or less of the voting power after the merger; or the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.
(b)	Termination for “cause” generally means that immediately following the change of control, the executive no longer reports to the same supervisor he reported to prior to the change of control, a change in supervisory authority has occurred such that the associates that reported to the executive prior to the change of control no longer report to the executive, a material modification in the executive’s job title or scope of responsibility has occurred, a change in office location of more than 25 miles from the executive’s current office location or a material change in salary, bonus opportunity or other benefit has occurred.

Also and in the event of a change of control, the executive will receive three years of Company-provided health plan benefits subsequent to his termination.  In addition, the executive will be indemnified by the Company for any excise tax due under Section 4999 of the Code of an amount sufficient to place the executive in the same after-tax position as the executive would have been had no excise tax been imposed upon or incurred or paid by the executive.  The executive is also entitled to receive assistance from a qualified accounting firm of his choice not to exceed $2,500 per year for three years.

In September 2012, the Company entered into a change of control agreement with Mr. White providing Mr. White with certain benefits in the event that his employment is terminated within twelve months following a change of control (as defined in the agreement).  This agreement automatically renews each year on January 1 unless the Committee or Mr. White gives the other notice of an intent to terminate the agreement prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.  Notwithstanding the foregoing the change of control agreement may be terminated earlier in the event that prior to the earlier of a change of control or the Company entering into an agreement providing for a change of control, Mr. White shall cease to serve as the Chief Credit Officer/Chairman Knoxville, or the Compensation Committee or the Company’s Chief Executive Officer shall determine, in their sole discretion, that it is no longer appropriate to provide Mr. White with post-change of control benefits. This agreement was amended on November 20, 2012 to provide that the Company, or any successor to the Company upon a change of control, shall continue to make available to Mr. White following a change of control a life insurance benefit equal to two times his annual base salary not to exceed $500,000 at Mr. White’s sole cost and expense for three years following the change of control; provided, that, if the Company’s group life policy in effect as of the date of the amendment has then expired or terminated, the Company’s, and any successor’s obligation to make the benefit available shall be only an obligation to use commercially reasonable efforts to make the benefit available.

Pursuant to the terms of the Mr. White’s change of control agreement, as amended, if, within twelve (12) months following a “change of control” (as defined below), the Company or the Bank terminates Mr. White’s employment without “cause” (as defined below) or Mr. White terminates his employment for “cause” (as defined below), the Company will be obligated to pay Mr. White a payment equal to two (2) times his then current base salary and target bonus amount on the last day of the month following the date of his termination. Furthermore, Mr. White and his immediate family will be entitled to continue to receive the health insurance plan benefits then in effect for employees of the Company and/or the Bank for a period of three years, including the Company-funded portion of the plan. In addition, Mr. White will also receive tax assistance, advice and filing preparation services from a qualified accounting firm of his choice for a period of three years at a cost to the Company and/or the Bank not to exceed $2,500.

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For purposes of Mr. White’s change of control agreement a “change of control” has the same definition as that term is defined in the employment agreements for Messrs. Turner, McCabe, Queener and Carpenter.  For purposes of Mr. White’s change of control agreement , “cause” for purposes of determining whether Mr. White has the ability to voluntarily terminate his employment and receive payment of the change of control benefits under the agreement, generally means that immediately following the change of control, a material modification in Mr. White’s job title or scope of responsibility has occurred without his consent; Mr. White, without his consent, no longer reports directly to the individual serving as the chief executive officer of the publicly-held parent company of the Bank; an adverse change in Mr. White’s overall supervisory authority occurs without his consent; a change in Mr. White’s office location of more than 25 miles from his office location immediately following the change of control is effected without his consent; a material change in Mr. White’s salary, bonus opportunity or other benefits has occurred; or the change of control is not renewed prior to the expiration of the then current term.

For purposes of Mr. White’s change of control agreement, “cause”, for purposes of determining whether the Company or the Bank has terminated Mr. White’s employment in a manner that does not require the payment to Mr. White of the change of control benefits under the agreement means a material breach by Mr. White of the terms of the agreement that remains uncured after the expiration of thirty (30) days following delivery of written notice to Mr. White by the Company or the Bank; conduct by Mr. White that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities; failure by Mr. White to perform his duties and responsibilities as an employee which remains uncured after the expiration of thirty (30) days following delivery of written notice to Mr. White by the Company or the Bank; Mr. White’s arrest for, his charge in relation to or conviction of a crime involving breach of trust or moral turpitude; conduct by Mr. White that amounts to gross and willful insubordination or inattention to his duties and responsibilities as an employee of the Company or the Bank; or conduct by Mr. White that results in his removal as an officer or executive of the Company or the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Company or the Bank.

Equity Awards

Furthermore, in the event of a change of control, any unvested restricted share awards, pursuant to the restricted share agreements with the executives noted above, would immediately vest.

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Amounts Payable to Named Executive Officers Following Certain Termination Scenarios

The following is a tabular presentation of the amounts that would be owed the Named Executive Officers pursuant to the various events detailed above assuming the event occurred on December 31, 2013:

	Employee disability (3)	Employee death (3)	Pinnacle terminates employment without cause	Employee terminates employment for cause	Pinnacle terminates Employee for cause or Employee terminates employment without cause or Employee retires	Pinnacle terminates Employee without cause or Employee terminates for cause, in each case within twelve months of a change of control
M. Terry Turner
Base salary	$733,320	$-	$733,320	$733,320	$-	$733,320
Targeted cash incentive payment	-	-	-	-	-	623,322
Total	733,320	-	733,320	733,320	-	1,356,642
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	366,660	-	2,199,960	733,320	-	4,069,926

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	-
Value of unearned restricted shares and restricted stock units that immediately vest	4,339,144	4,339,144	-	-	-	4,339,144
Payment for excise tax and gross up (2)	-	-	-	-	-	3,282,720
	$4,339,144	$4,339,144	$2,209,560	$735,720	$-	$11,728,090
Robert A. McCabe, Jr.
Base salary	$695,685	$-	$695,685	$695,685	$-	$695,685
Targeted cash incentive payment	-	-	-	-	-	591,332
Total	695,685	-	695,685	695,685	-	1,287,017
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	347,843	-	2,087,055	695,685	-	3,861,052

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	-
Value of unearned restricted shares and restricted stock units that immediately vest	3,709,754	3,709,754	-	-	-	3,709,754
Payment for excise tax and gross up (2)	-	-	-	-	-	2,930,089
	$4,057,596	$3,709,754	$2,096,655	$698,085	$-	$10,537,194
Hugh M. Queener
Base salary	$352,000	$-	$352,000	$352,000	$-	$352,000
Targeted cash incentive payment	-	-	-	-	-	228,800
Total	352,000	-	352,000	352,000	-	580,800
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	176,000	-	1,056,000	352,000	-	1,742,400

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	-
Value of unearned restricted shares and restricted stock units that immediately vest	1,533,887	1,533,887	-	-	-	1,533,887
Payment for excise tax and gross up (2)	-	-	-	-	-	1,259,357
	$1,709,887	$1,533,887	$1,065,600	$354,400	$-	$4,571,944
Harold R. Carpenter
Base salary	$352,000	$-	$352,000	$352,000	$-	$352,000
Targeted cash incentive payment	-	-	-	-	-	228,800
Total	352,000	-	352,000	352,000	-	580,800
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	176,000	-	1,056,000	352,000	-	1,742,400

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	-
Value of unearned restricted shares and restricted stock units that immediately vest	1,550,510	1,550,510	-	-	-	1,550,510
Payment for excise tax and gross up (2)	-	-	-	-	-	1,276,756
	$1,726,510	$1,550,510	$1,065,600	$354,400	$-	$4,605,966

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	Employee disability (3)	Employee death (3)	Pinnacle terminates employment without cause	Employee terminates employment for cause	Pinnacle terminates Employee for cause or Employee terminates employment without cause or Employee retires	Pinnacle terminates Employee without cause or Employee terminates for cause, in each case within twelve months of a change of control
J. Harvey White
Base salary	$-	$-	$-	$-	$-	$265,000
Targeted cash incentive payment(4)	-	-	-	-	-	106,000
Total	-	-	-	-	-	371,000
Multiplier (in terms of years)	x 0	x 0	x 0	x 0	x 0	x 2
Aggregate cash payment	-	-	-	-	-	742,000

Health insurance - $800 per month	-	-	-	-	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	-
Value of unearned restricted shares and restricted stock units that immediately vest	-	949,356	-	-	-	949,356
Payment for excise tax and gross up (2)	-	-	-	-	-	-
	$-	$949,356	$-	$-	$-	$1,722,656

(1)	Vesting of stock option awards pursuant to a change of control may only occur upon the consent of the Human Resources and Compensation Committee.
(2)	In determining the anticipated payment due the executive for excise tax and gross up pursuant to a termination by the Company of the employee without cause or a termination by the employee for cause in each case, within twelve months following a change of control, the Company has included in the calculation the anticipated value of the immediate vesting of previously unvested restricted share awards and restricted stock unit awards and stock option grants in addition to the cash payments and healthcare benefits noted above. As a result, the Company has computed the 20% excise tax obligation owed by Messrs. Turner, McCabe, Queener, and Carpenter in the event of a change of control to be approximately $3,282,000, $2,930,000, $1,260,000, and $1,277,000, respectively. As a result, the Company has assumed a combined personal income tax rate of 55% for each executive and has included the additional gross up amount which includes the anticipated excise tax obligation in the table above. The Company has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters are generally not subject to section 280G of the Code.
(3)	The above amounts do not include benefits owed the Named Executive Officers or their estates pursuant to the Company’s broad based group disability insurance policies or group life insurance policy. These benefits would be paid pursuant to these group polices which are provided to all employees of the Company. Additionally, and also not included in the above amounts, the Named Executive Officers and certain other Leadership Team members also participate in a supplemental group disability policy which provides incremental coverage (i.e., “gap coverage”) for these individuals over the broad-based group disability coverage maximums.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of February 21, 2014, the number of shares of Common Stock beneficially owned by (a) any person known to the Company who owns in excess of 5% of the outstanding shares of Common Stock, (b) each current director of the Company, (c) each Named Executive Officer listed in the Summary Compensation Table, and (d) all directors and executive officers, as a group. The information shown below is based upon information furnished to the Company by the named persons and the percentages are calculated based on shares outstanding as of February 21, 2014.

	Number of Shares Beneficially Owned
Name	Common Shares Beneficially Owned	Aggregate Stock Option Grants and Warrants Exercisable within 60 days of February 21, 2014	Total	Percent of All Shares Owned
Board of Directors (1):
Sue G. Atkinson	48,752	-	48,752	0.14%
H. Gordon Bone	77,275	1,862	79,137	0.22%
Gregory L. Burns	29,662	-	29,662	0.08%
Colleen Conway-Welch	34,476	-	34,476	0.10%
James C. Cope (2)	86,635	-	86,635	0.25%
Glenda Baskin Glover	307		307	0.00%
William H. Huddleston, IV	57,581	-	57,581	0.16%
Ed C. Loughry, Jr.	132,871	10,000	142,531	0.40%
Robert A. McCabe, Jr. (2)	612,017	94,242	706,259	2.00%
Hal N. Pennington	14,476	-	14,476	0.04%
Gary L. Scott	50,235	-	50,235	0.14%
Reese L. Smith, III	64,362		64,362	0.18%
M. Terry Turner (2)	540,686	115,700	656,386	1.86%

Named Executive Officers (1):
Hugh M. Queener (2)	278,613	74,048	352,661	1.00%
Harold R. Carpenter (2)	123,009	41,080	164,089	0.46%
J. Harvey White	48,927	-	48,927	0.14%

All Directors and executive officers as a Group (16 persons)	2,199,884	336,932	2,536,726	7.18%

Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:

BlackRock, Inc. (3)
55 East 52nd Street
New York, NY 10055	3,173,445	-	3,173,445	8.98%

Dimensional Fund Advisors LP (4)
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746	2,411,840	-	2,411,840	6.83%

The Vanguard Group, Inc. (5)
100 Vanguard Blvd.
Malvern, PA 19355	2,020,460	-	2,020,460	5.72%

All Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:	7,605,745	-	7,605,745	21.52%

(1)	Each person is the record owner of and has sole voting and investment power with respect to his or her shares. Additionally, the address for each person listed is 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201.
(2)	As of February 21, 2014, the following individuals have pledged the following amounts of their common shares beneficially owned to secure lines of credit or other indebtedness: Mr. Turner – 150,000 shares; Mr. McCabe –149,140; Mr. Queener – 48,500 shares; Mr. Cope – 71,421 shares; Mr. Huddleston – 45,784 shares; Mr. Bone– 41,191 shares; and Mr. Carpenter – 11,208 shares.
(3)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on January 30, 2014.
(4)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on February 10, 2014.
(5)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on February 11, 2014.

Pinnacle Financial Partners, Inc.
Page-56

Stock Ownership Guidelines

All of the Company’s directors are encouraged to maintain a meaningful personal ownership of Common Stock in excess of minimum guidelines established by the Company’s Corporate Governance Guidelines.  Generally, the guidelines require that directors own shares with a value of approximately 300% of the average annual compensation paid to a Board member by the Company , provided that until such level is reached, the minimum level may be satisfied by the retention of ownership of all restricted shares granted that have vested, if any.  For purposes of these beneficial ownership requirements, the average closing price for the last 15 day trading days of the preceding calendar year are used to determine market value.  As of December 31, 2013 such market value per share was $31.92.  The minimum guidelines must be satisfied exclusive of shares pledged or held in margin accounts with outstanding margin debt.  All of the Company’s directors are in compliance with the minimum ownership guidelines (including compliance exclusive of shares pledged).

The Board of Directors also expects the Chief Executive Officer and all other Named Executive Officers to maintain a meaningful personal ownership in the Company in the form of Common Stock.  The minimum Common Stock beneficial ownership levels for the Chief Executive Officer and the Chairman of the Board are a minimum of 400% of their annual cash salary in Company Common Stock.  For purposes of this measurement, the average closing price of the Company’s Common Stock for the last 15 trading days of the previous calendar year is used to determine the market value of each executive’s holdings.  Additionally, the Executive Committee established stock beneficial ownership levels of 300% of the annual cash salary for the Chief Administrative Officer; 200% of the annual cash salary for the Chief Financial Officer; and 150% of the annual cash salary for the Chief Credit Officer.  All Named Executive Officers currently exceed the applicable minimum level of beneficial ownership (including compliance exclusive of shares pledged).  Should an executive officer’s ownership fall below the minimum beneficial ownership levels noted above, in order to transact an open market sale of their Company Common Stock, the officer would be required to seek the prior approval of the Board.

The Company prohibits directors, officers or employees from engaging in short sales or hedging including purchases or sales of puts or calls, collars or other hedging on the Company’s Common Stock, and such transactions violate its Insider Trading Policy and Code of Conduct. Directors and executive officers must certify compliance with the Insider Trading Policy  and Code of Conduct annually.

The Company’s corporate governance guidelines were recently amended to state that pledging of shares of Company common stock was disfavored and executive officers should seek to minimize the amount of stock pledged over time.  The Nominating and Corporate Governance Committee shall take into account compliance with the ownership guidelines in considering whether to renominate a director.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s outstanding Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company Common Stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file.  To our knowledge, based solely on a review of the copies of these reports furnished to the Company during the year ended December 31, 2013, or on written representations from certain reporting persons that no Forms 5 were required for those persons, all of the persons who were directors or executive officers of the Company during 2013, complied with all applicable Section 16(a) filing requirements during 2013, except that Messrs. Turner, McCabe, White, Queener and Carpenter each had one late filing filed on January 22, 2014 to report a forfeiture of shares on January 22, 2013 as a result of the Company not meeting certain performance objectives applicable to such shares.

Pinnacle Financial Partners, Inc.
Page-57

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has loan transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, and corporations, partnerships or other organizations in which the directors and officers have a controlling interest. All loan transactions were entered into on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features to the Company or the Bank. None of such loans were disclosed as nonaccrual, past due, restructured or potential problems in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Pursuant to the Audit Committee Charter, the Audit Committee of the Board is responsible for reviewing and approving any transaction required to be described in this proxy statement pursuant to the rules and regulations of the Securities and Exchange Commission.

Human Resources and Compensation Committee Interlocks and Insider Participation

During 2013, the Human Resources and Compensation Committee of the Board of Directors consisted of James C. Cope, Ed C. Loughry, Jr, Gary L. Scott and Hal Pennington, none of whom has ever been an officer or employee of the Company, or its subsidiaries. Additionally, Reese L. Smith III joined the Human Resources and Compensation Committee effective September 17, 2013.  No interlocking relationship existed during 2013 between any officer, member of our Board of Directors or the Human Resources and Compensation Committee and any officer, member of the Board of Directors or compensation committee (or committee performing similar functions) of any other company.

Pinnacle Financial Partners, Inc.
Page-58

REPORT OF THE AUDIT COMMITTEE

The following is the Report of the Audit Committee regarding the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10-K:

We have reviewed and discussed with management the Company’s audited financial statements as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013.

We have discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm the firm’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Gregory L. Burns, Chairman
Glenda Baskin Glover, Member
William H. Huddleston, Member
Gary L. Scott, Member

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

Pinnacle Financial Partners, Inc.

Page-59

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of the Company has approved the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the Company for the year ending December 31, 2013. The Audit Committee considered the background, expertise and experience of the audit team assigned to the Company and various other relevant matters, including the proposed fees for audit services.  A representative of KPMG LLP will be present at the Meeting and will be given the opportunity to make a statement if he desires and will be available to respond to appropriate questions from shareholders.

Audit Fees.  During the years ended December 31, 2013 and 2012, the Company incurred the following fees for services performed by the independent registered public accounting firm:

	2013	2012
Audit Fees (1)	$446,750	$541,000
Audit-Related Fees	1,650	14,000
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$448,400	$555,600

(1)	Includes fees related to the annual independent audit of the Company’s financial statements and reviews of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, report on internal control over financial reporting, and required statutory filings.

The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services KPMG LLP, the Company’s independent registered public accounting firm, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Committee approved all audit and non-audit services provided by KPMG LLP during fiscal 2013 and 2012 prior to KPMG LLP performing such services.

OTHER MATTERS

The Board of the Company knows of no other matters that may be brought before the Meeting. If, however, any matters other than those set forth in this proxy statement should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders.

If you cannot be present in person, you are requested to vote and submit your proxy promptly. You may vote by toll-free telephone, by the Internet or, if you requested printed materials, by completing, dating, signing and returning the accompanying proxy card promptly in the envelope provided. No postage is required if mailed in the United States.

Pinnacle Financial Partners, Inc.

Page-60

GENERAL INFORMATION

Annual Report.  The Company’s 2013 Annual Report being made available to shareholders with this proxy statement.  The Annual Report is not a part of the proxy solicitation materials.

Additional Information.  A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, excluding certain exhibits thereto, may be obtained without charge by writing to Pinnacle Financial Partners, Inc., Attn:  Chief Financial Officer, 150 Third Avenue South, Suite 900, Nashville, Tennessee  37201.  Also, the Company’s Annual Report on Form 10-K and all quarterly reports on Form 10-Q for the year ended December 31, 2013 can also be accessed via the “Investor Relations” section of the Company’s website located at www.pnfp.com.

By Order of the Board of Directors,

Hugh M. Queener
Corporate Secretary
March 4, 2014

Pinnacle Financial Partners, Inc.
Page-61

PINNACLE FINANCIAL PARTNERS, INC.
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 15, 2014

The undersigned hereby appoints Robert A. McCabe, Jr. or M. Terry Turner or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the Common Stock of Pinnacle Financial Partners, Inc., which the undersigned would be entitled to vote if personally present at the 2014 Annual Meeting of shareholders to be held in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee  37201 and at any adjournments of the annual meeting, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the 2014 Annual Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE SHAREHOLDERS VOTE “FOR” PROPOSALS 1 THROUGH 4.

PROPOSAL #1:   To elect the four (4) persons listed below to serve as Class II Directors of Pinnacle Financial Partners, Inc. for a three-year term and to elect one (1) person to serve as a Class I director for a two-year term:

Class II Directors:
James C. Cope                                                William H. Huddleston, IV
Robert A. McCabe, Jr.                                                Reese L. Smith

Class I Director:
Glenda Baskin Glover

☐ FOR all	☐ WITHHOLD on all	☐ FOR ALL EXCEPT

INSTRUCTION:  To withhold authority for any individual nominee, mark "For All Except" above, and write the names of the nominees for which you do NOT wish to vote FOR in the space below.

PROPOSAL #2:  To consider and act upon a proposal to adopt the Company’s 2014 Equity Incentive Plan:

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL #3:  To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the annual meeting of shareholders:

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL #4:   To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014:

☐ FOR	☐ AGAINST	☐ ABSTAIN

* * * * * * * *
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR PROPOSALS #1, #2, #3 AND #4.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER
MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

If stock is held in the name of more than one person, all holders must sign.  Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in such name by authorized person.

Date: ______________, 2014
Signature of Shareholder(s)	Signature of Shareholder(s)

Please print name of Shareholder(s)	Please print name of Shareholder

Pinnacle Financial Partners, Inc.

Form of Proxy-Page1

APPENDIX A
PINNACLE FINANCIAL PARTNERS, INC.

2014 EQUITY INCENTIVE PLAN

SECTION 1. PURPOSE

This plan shall be known as the "Pinnacle Financial Partners, Inc. 2014 Amended and Restated Equity Incentive Plan" (the "Plan"). The purpose of the Plan is to promote the interests of Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Company"), and its shareholders by (i) attracting and retaining Associates and Directors of the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking their compensation to the long-term interests of the Company and its shareholders.

With respect to any awards granted under the Plan that are intended to comply with the requirements of "performance-based compensation" under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements.

SECTION 2. DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

(a) "AFFILIATE" shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity's outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

(b) "ASSOCIATE" shall mean a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

(c) "AWARD" shall mean any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Unit Award, Performance Share Award, Performance Award, Other Stock-Based Award or other award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish.

(d) "BANK" shall mean Pinnacle Bank.

(e) "AWARD AGREEMENT" shall mean any agreement, contract or other instrument or document evidencing any Award, which may be in writing or via an electronic mail transmission, and which may, but need not, be executed or acknowledged by the applicable Participant.

(f) "BOARD" shall mean the board of directors of the Company.

(g) "CAUSE" shall have the same meaning as provided in any employment agreement between the Participant and the Company or any Affiliate on the date of Termination of Service, or if no such definition or employment agreement exists, "Cause" shall mean conduct amounting to (1) fraud or dishonesty against the Company or any Affiliate; (2) the Participant's willful misconduct, repeated refusal to follow the reasonable directions of the Board or knowing violation of law in the course of performance of the duties of Participant's service with the Company or any Affiliate; (3) repeated absences from work without a reasonable excuse; (4) repeated intoxication with alcohol or drugs while on the Company's or any Affiliate's premises during regular business hours; (5) a conviction or plea of guilty or NOLO CONTENDERE to a felony or a crime involving dishonesty; or (6) a breach or violation of the terms of any agreement to which Participant and the Company or any Affiliate are party.

(h) "CHANGE IN CONTROL" shall mean any one of the following events which may occur after the date the Award is granted:

(1) the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote forty percent (40%) or more of any class of voting securities of either the Bank or the Company, as the case may be;

Pinnacle Financial Partners, Inc.
Appendix A-Page 1

(2) within any twelve-month period the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the "Incumbent Directors") shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(3) a reorganization, merger or consolidation, with respect to which persons who were the shareholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or

(4) the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

Notwithstanding the foregoing, (i) unless otherwise provided in an applicable Award Agreement with respect to Awards constituting a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall mean a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations, and (ii) no Award Agreement shall define a Change in Control in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a change of control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a change in control of the Company).

(i) "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(j) "COMMITTEE" shall mean a committee of the Board composed solely of not less than two Non-Employee Directors, each of whom shall be a "Non-Employee Director" for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder and an "outside director" for purposes of Section 162(m).

(k) "COVERED OFFICER" shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a "covered employee" of the Company within the meaning of Section 162(m); provided, however, that the term "Covered Officer" shall not include any such individual who is designated by the Committee as reasonably expected not to be such a "covered employee" with respect to the taxable year of the Company in which the deduction for the applicable Award would otherwise be allowable, and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a "covered employee" with respect to the taxable year of the Company in which the tax deduction for any applicable Award would otherwise be allowable.

(l) "DIRECTOR" shall mean a member of the Board.

(m) "DISABILITY" shall the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or any Affiliate for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant, Disability shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability shall be made by the Board and shall be supported by advice of a physician competent in the area to which such Disability relates.

(n) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(o) "FAIR MARKET VALUE" with respect to the Shares, shall mean, for purposes of a grant of an Award as of any date, (i) the closing sales price of the Shares on the Nasdaq Stock Market's National Market System, or any other such exchange on which the Shares are traded, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith, by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

Pinnacle Financial Partners, Inc.
Appendix A-Page 2

(p) "INCENTIVE STOCK OPTION" shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(q) "NON-QUALIFIED STOCK OPTION" shall mean an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.

(r) "NON-EMPLOYEE DIRECTOR" shall mean a member of the Board who is not an Associate of the Company or any Subsidiary or Affiliate.

(s) "OPTION" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(t) "OPTION PRICE" shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

(u) "OTHER STOCK-BASED AWARD" shall mean any Award granted under Sections 9 or 10 of the Plan.

(v) "OUTSIDE DIRECTOR" means, with respect to the grant of an Award, a member of the Board then serving on the Committee.

(w) "PARTICIPANT" shall mean any Associate, Director or other person who receives an Award under the Plan.

(x) "PERFORMANCE AWARD" shall mean any Award granted under Section 8 of the Plan.

(y) "PERFORMANCE SHARE" shall mean any Share granted under Section 8 of the Plan.

(z) "PERFORMANCE UNIT" shall mean a right to receive a designated dollar value or number of shares which is contingent on the achievement of certain performance goals during a specified performance period each as set forth in an Award Agreement.

(aa) "PERSON" shall mean any individual, corporation, partnership, limited liability company, associate, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(bb) "RESTRICTED SHARE" shall mean any Share granted under Sections 7 or 10 of the Plan.

(cc) "RESTRICTED SHARE UNIT" shall mean any unit granted under Sections 7 or 10 of the Plan.

(dd) "RETIREMENT" shall mean, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from the employ or service of the Company or any of its Subsidiaries or Affiliates in accordance with the terms of the applicable Company retirement plan or, if a Participant is not covered by any such plan, retirement on or after such Participant's 65th birthday.

(ee) "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

(ff) "SECTION 16" shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(gg) "SECTION 162(m)" shall mean Section 162(m) of the Code and the U.S Treasury regulations promulgated thereunder and any successor or provision thereto as in effect from time to time.

(hh) "SHARES" shall mean shares of the common stock, $0.01 par value, of the Company.

(ii) "STOCK APPRECIATION RIGHT” or “SAR" shall mean a stock appreciation right granted under Sections 6 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount, in cash or Shares (or a combination thereof), determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value of a Share on the date of exercise over the Fair Market Value of a Share on the date of grant.

Pinnacle Financial Partners, Inc.
Appendix A-Page 3

(jj) "SUBSIDIARY" shall mean any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

(kk) "SUBSTITUTE AWARDS" shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a Person acquired by the Company or with which the Company combines.

(ll) "TANDEM SAR" shall mean an SAR that is granted under Sections 6 or 10 of the Plan in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

(mm) "TERMINATION OF SERVICE" shall mean the termination of the service relationship, whether employment or otherwise, between a Participant and the Company and any Affiliates, regardless of the fact that severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or Retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Service, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Service, or whether a Termination of Service is for Cause. Unless otherwise provided in an applicable Award Agreement, with respect to Awards constituting a “deferral of compensation” subject to Section 409A of the Code, a “Termination of Service” shall have occurred only if the event constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the U.S. Treasury Regulations.

SECTION 3. ADMINISTRATION

3.1 Authority of Committee. The Plan shall be administered by the Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Outside Directors, all references in the Plan to the Committee shall be deemed to be references to the Board.

Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (iv) determine the timing, terms and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) except to the extent prohibited by Section 6.2, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan. Notwithstanding the provisions of Section 6.2 hereof and except as permitted by the provisions of Section 4.2 and Section 14 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options or SARs to reduce the Option Price or Grant Price, as applicable, of such Options or SARs, or (ii) cancel such Options or SARs in exchange for cash, other Awards, Options or SARs with a lower Option Price or Grant Price, as applicable, than the cancelled Options or SARs.

3.2 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award.

3.3 Action by the Committee. The Committee shall select one of its members as its Chairperson and shall hold its meetings at such times and places and in such manner as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Option or other Award. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.

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3.4 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to such section.

3.5 No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

SECTION 4. SHARES AVAILABLE FOR AWARDS

4.1	Shares Available.

(a)    Subject to the provisions of Section 4.2 hereof, the stock to be subject to Awards under the Plan shall be the Shares of the Company and the maximum number of Shares with respect to which Awards may be granted under the Plan shall be 1,300,000, which includes 930,000 newly authorized shares, 300,000 shares with respect to awards which were authorized but not granted under the Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan (the "2004 Plan") and 70,000 shares (the “Mid-America Shares”) with respect to awards which were authorized but not granted under the Second and Restated Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan (the “Mid-America Plan”) to the former employees of Mid-America Bancshares, Inc. (“Mid-America”).  The Mid-America Shares may only be granted to persons who were employees of Mid-America or an Affiliate or Subsidiary thereof at November 30, 2007.  After the Effective Date set forth in Section 16.1, no further awards will be made under the 2004 Plan or the Mid-America Plan.

(b)    Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2, the maximum number of Shares with respect to which Awards may be granted under the Plan shall be increased by the number of Shares with respect to which Options or other Awards were granted under the 2004 Plan or under the Mid-America Plan, as of the effective date of this Plan but which terminate, expire unexercised or are settled for cash, forfeited or cancelled without the delivery of Shares under the terms of the 2004 Plan or the Mid-America Plan after the effective date of this Plan.

(c)    If, after the effective date of the Plan, any Shares covered by an Award granted under this Plan, or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates, expires unexercised or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, termination, expiration or cancellation, shall again become Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares or in the event that withholding tax liabilities arising from such Award are satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered or withheld.

(d)    Subject to adjustment as provided in Section 4.2 hereof, no Participant may receive Options or SARs under the Plan in any calendar year that relate to more than 300,000 Shares.

(e)    Substitute Awards shall not reduce the Shares authorized for grant under the Plan, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above.  Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Associates or Directors prior to such acquisition or combination.

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4.2 Adjustments. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares then the Committee shall in an equitable and proportionate manner (and, as applicable, in such manner as is consistent with Sections 162(m), 409A and 422 of the Code and the regulations thereunder)): (i) adjust (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan; and (3) the grant or exercise price with respect to any Award under the Plan, provided that the number of shares subject to any Award shall always be a whole number; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award.

4.3 Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

SECTION 5. ELIGIBILITY

Any Associate or Director shall be eligible to be designated a Participant; provided, however, that Outside Directors shall only be eligible to receive Awards granted consistent with Section 10.

SECTION 6. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.1 Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares, if any, subject to each Award, the Option Price of an Option or the price at which an SAR shall be granted (the "Grant Price") and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a Tandem SAR. An SAR may be granted with or without a related Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options or Tandem SARs related to such Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. A person who has been granted an Option or SAR under this Plan may be granted additional Options or SARs under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option or Tandem SAR related thereto is granted) of the Shares with respect to which all Incentive Stock Options or Tandem SARs related to such Option are exercisable for the first time by an Associate during any calendar year (under all plans of the Company described in subsection (d) of Section 422 of the Code) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

6.2 Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted, which price shall be set forth in an Award Agreement. Except in the case of Substitute Awards, the Option Price of an Option may not be less than 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option.

The Committee in its sole discretion shall establish the Grant Price at the time each SAR is granted, which price shall be set forth in an Award Agreement.  Except in the case of Substitute Awards, the Grant Price of an SAR may not be less than 100% of the Fair Market Value of the Shares with respect to which the SAR is granted on the date of grant of such SAR.

6.3 Term. Subject to the Committee's authority under Section 3.1 and the provisions of Section 6.5, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Subject to the following sentence, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted. An Award Agreement may provide, or be amended to provide, that the period of time over which an Option or SAR, other than an Incentive Stock Option, may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities law; provided, that during the extended exercise period, the Option or SAR may be exercised only to the extent such Award was exercisable in accordance with its terms immediately prior to such scheduled expiration date, and such extended exercise period shall end not later than thirty (30) days after the exercise of such Option or SAR first would no longer violate such laws.

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6.4 Exercise.

(a) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine, subject to Section 6.5 herein, whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine.

(b) The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the purchase of Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(c) An Option, or SAR exercisable for Shares, may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price, in the case of an Option, for the number of Shares with respect to which the Option is then being exercised. A Tandem SAR that is related to an Incentive Stock Option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the Option Price of the related Option. The exercise of either an Option or Tandem SAR shall result in the termination of the other to the extent of the number of Shares with respect to which either the Option or Tandem SAR is exercised.

(d) Payment of the Option Price shall be made in cash or cash equivalents, or, at the discretion of the Committee, (i) in whole Shares valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, or (ii) by a combination of such cash (or cash equivalents) and such Shares.

Subject to applicable securities laws and at the sole discretion of the Company (which may be granted or retracted at any time), an Option may also be exercised (i) by delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Price, together with any applicable withholding taxes, or (ii) by the Company withholding from the Participant sufficient Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price of such underlying Award. Until the Participant has been issued the Shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such Shares.

(e) A SAR may be exercised in whole or in part at any time after such SAR has become exercisable in accordance with the terms of the applicable Award Agreement; provided, however, that no partial exercise of a SAR exercisable for cash shall result in the cash payment to the Participant of less than $250. The partial exercise of a SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof. Upon the partial exercise of a SAR, the Award Agreement evidencing such SAR, marked with such notations as the Committee may deem appropriate to evidence such partial exercise, shall be returned to the Participant exercising such SAR, together with the payment described in Section 6.4(c) or 6.4(f) hereof, as the case may be.

(f) The exercise of a SAR exercisable for cash shall entitle a Participant to a cash payment, for each such SAR exercised, equal to an amount determined by the Committee and as set forth in an Award Agreement. Unless otherwise determined by the Committee and set forth in an Award Agreement, the exercise of a SAR exercisable for cash shall entitle a Participant to a cash payment, for each such SAR exercised, equal to an amount equal to the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the Grant Price of the SAR as reflected in the applicable Award Agreement. All payments under this Section 6.4(f) shall be made as soon as practicable, but in no event later than ten (10) business days, after the effective date of the exercise of the SAR.

(g) Notwithstanding the foregoing, an Award Agreement may provide, or be amended to provide, that if on the last day of the term of an Option or SAR the Fair Market Value of one Share exceeds the Option Price (or Grant Price, if applicable) per Share, the Participant has not exercised the Award and the Award has not expired, the Award shall be deemed to have been exercised by the Participant on such day with any Option payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option or SAR was deemed exercised, less the number of Shares required to be withheld for the payment of the total Option Price and required withholding taxes.

A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

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6.5 Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option or SAR is otherwise to be granted pursuant to the Plan the Participant owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option or Tandem SAR to be granted to such Participant pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than 110% of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

SECTION 7. RESTRICTED SHARES AND RESTRICTED SHARE UNITS

7.1 Grant.

 (a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b) Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions, including any of those identified in Section 11, that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards

7.2 Delivery of Shares and Transfer Restrictions. A Restricted Share Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan.  Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. The grantee shall have such rights with respect to the Restricted Shares as the Committee may determine in its discretion, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; (iii) the Committee shall determine whether and under what conditions during the restricted period the grantee shall have the right to vote such shares or to receive dividends, or whether such dividends on Restricted Shares shall be held in escrow; and (iv) except as determined by the Committee at or after grant, all of the Shares (and any escrowed dividends) shall be forfeited and all rights of the grantee to such shares (and any escrowed dividends) shall terminate, without further obligation on the part of the Company, upon a Termination of Service and unless any other restrictive conditions relating to the Restricted Share award are met. Any share, any other securities of the Company and any other property (except for cash dividends, which shall be subject to such restrictions as the Committee may determine in its discretion) distributed with respect to the Shares subject to Restricted Share Awards shall be subject to the same restrictions, terms and conditions as such Restricted Shares. Notwithstanding the foregoing, upon a Termination of Service the Company will recoup, recapture, recover or set off (out of amounts otherwise payable or paid to a grantee) or to otherwise require the repayment of the amount of all dividends previously paid to such grantee on Restricted Shares forfeited upon such Termination of Service.

7.3 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant's beneficiary or estate, as the case may be, or the appropriate book-entry registration shall be made.

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7.4 Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. In addition to the provisions of Section 15.2, the Committee may determine in its discretion that a Participant shall be credited with dividend equivalents on any Restricted Share Units issued to a Participant at the time of any payment of dividends to shareholders on Shares. The amount of any such dividend equivalents, if any, shall equal the amount that would have been payable to the Participant as a shareholder in respect of a number of Shares equal to the number of Restricted Share Units then issued to the Participant. Any such dividend equivalents, if any, shall be credited to the Participant’s account as of the date on which such dividend would have been payable and may, in the Committee’s discretion, be converted into additional Restricted Share Units (which shall be immediately vested) based upon the Fair Market Value of a Share on the date of such crediting. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both as determined by the Committee.  No dividend equivalents shall be paid in respect of Restricted Share Units that are not yet vested. Accordingly, prior to the distribution thereof, any dividend equivalents not yet paid to a Participant shall be subject to the same conditions and restrictions as the Restricted Share Units on which the dividend equivalents have been credited and in the event that dividend equivalents are credited on Restricted Share Units that a Participant subsequently forfeits, the dividend equivalents on such Restricted Share Units shall also be forfeited.  Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, upon a Termination of Service and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

SECTION 8. PERFORMANCE AWARDS

8.1 Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine. Performance Awards shall include, but are not limited to, Performance Shares and Performance Units. All Performance Awards shall be subject to the terms and provisions of Section 11 hereof.

8.2 Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

8.3 Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. A Participant's rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

8.4 Performance Shares.

(a) Associates who are in strategic leadership positions and Directors shall be eligible to receive Performance Share Awards. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Performance Share Awards shall be granted, the number of Performance Shares to be granted to each Participant, the performance targets and goals to be satisfied, the duration of the period during which, and the conditions under which, the Performance Shares may be forfeited to the Company, and the other terms and conditions of such Awards. The Performance Share Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b) Each Performance Share Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Performance Share Award.

(c) The Committee shall grant Performance Share Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals identified in Section 11.

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8.5 Performance Units.

(a) Associates who are in strategic leadership positions and Directors shall be eligible to receive Performance Unit Awards. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Performance Units shall be granted. Performance Units shall consist of a right that is (i) denominated in cash or shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Unit Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Unit Award. The Performance Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan. The applicable Award Agreement shall set forth (i) the dollar value of Performance Units granted to the Participant; (ii) the performance period and performance goals with respect to each such Award; and (iii) any other terms and conditions as the Committee determines in its sole and absolute discretion.

(b) The Committee shall grant Performance Unit Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals identified in Section 11.

SECTION 9. OTHER STOCK-BASED AWARDS

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6, 7 or 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise  based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

SECTION 10. NON-EMPLOYEE DIRECTOR AND OUTSIDE DIRECTOR AWARDS

10.1 The Board may provide that all or a portion of a Non-Employee Director's annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director's service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

10.2 The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7, 8 and 9 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the Board.

10.3 Notwithstanding anything in this Plan to the contrary, the maximum number of Shares subject to Awards granted during a calendar year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during such calendar year, shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid in accordance with Section 15.2 on certain Awards).

SECTION 11. PROVISIONS APPLICABLE TO COVERED OFFICERS AND PERFORMANCE AWARDS

11.1 Notwithstanding anything in the Plan to the contrary, Performance Awards granted to Covered Officers shall be subject to the terms and provisions of this Section 11.

11.2 The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, Affiliate, operating unit or division financial performance measures:

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(a) earnings or book value per Share;

(b) net income;

(c) return on equity, assets, capital, capital employed or investment;

(d) earnings before interest, taxes, depreciation and/or amortization;

(e) operating income or profit;

(f) operating efficiencies;

(g) asset quality ratios such as the ratio of criticized/classified assets to capital, the ratio of classified assets to capital and the allowance for loan losses, the ratio of nonperforming loans and/or past due loans greater than 90 days and non-accrual loans to total loans, the ratio of nonaccrual loans to total loans or the ratio of net charge-offs to average loans or other similar asset quality measures;

(h) allowance for loan losses;

(i) net interest income, net interest spread, net interest margin, after tax operating income and after tax operating income before preferred stock dividends;

(j) cash flow(s);

(k) total revenues or revenues per employee;

(l) stock price or total shareholder return;

(m) growth in deposits;

(n) dividends; or

(o) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, soundness targets, business expansion goals and goals relating to acquisitions or divestitures; or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, Affiliates operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or Shares outstanding, or to assets or net assets. The Committee may provide for the exclusion of charges or revenue related to events or occurrences which the Committee determines should appropriately be excluded, including (a) restructurings, mergers and acquisitions, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (d) such other similar matters as may be determined by the Committee. Such performance goals (and any modifications to be applied thereto) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Performance Awards, including Performance Share Awards and Performance Unit Awards; provided, that any action pursuant to this sentence with respect to a Covered Officer shall be in compliance with Section 162(m).

11.3 With respect to any Covered Officer, the maximum number of Shares in respect of which all Performance Awards may be granted under Section 8 of the Plan in each year of the performance period is 100,000 and the maximum amount of any Performance Award settled in cash shall not exceed $2,000,000 with respect to each year of the performance period.

11.4 To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, including Performance Share Awards and Performance Unit Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

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SECTION 12. TERMINATION OF EMPLOYMENT

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Termination of Service, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.

SECTION 13. CHANGE IN CONTROL

Upon a Change in Control (but only if and to the extent so determined by the Committee at or after grant (subject to any right of approval expressly reserved by the Committee at the time of such determination)), all outstanding Awards shall vest, become immediately exercisable or payable or have all restrictions lifted.

SECTION 14. AMENDMENT AND TERMINATION

14.1 Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply .

14.2 Amendments to Awards. Subject to the restrictions of Sections 3.1 and 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

14.3 Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company, any Subsidiary or  Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 15. GENERAL PROVISIONS

15.1 Limited Transferability of Awards. Except as otherwise provided in the Plan, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except (i) by will or the laws of descent and distribution, (ii) to a Permitted Transferee and/or (iii) as may be provided by the Committee in its discretion, at or after grant, in the Award Agreement; provided, however, that an Incentive Stock Option shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. A Permitted Transferee may not transfer an Award other than by will or the laws of descent and distribution. For purposes of this Plan, "Permitted Transferee" means the Participant's Immediate Family, a Permitted Trust or a partnership (or other entity) of which the Participant's Immediate Family constitute substantially all of the partners or members, other than charitable and other organizations described in Section 501(c)(3) of the Code. For purposes of this Plan, "Immediate Family" means the Participant's children and grandchildren, including adopted children and grandchildren, stepchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), father-in-law, mother-in-law, daughters-in-law and sons-in-law.

For purposes of this Plan, a "Permitted Trust" means a trust solely for the benefit of the Participant, the Participant's Immediate Family or one or more charitable or other organizations described in Section 501(c)(3) of the Code.

15.2 Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, be placed into escrow, with or without interest, accrue interest, be reinvested into additional Shares, or in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award; provided, that no dividends or dividend equivalents shall be paid with respect to Options or SARs except in connection with an adjustment pursuant to Section 4.2 hereof. The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards.

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15.3 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

15.4 Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.5 Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.  Taxes, if withheld, will be withheld at the statutory minimum rate.  The Committee may provide for additional cash payments to holders of Options to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award.

15.6 Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail.

15.7 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, SARs, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units, Other Stock-Based Awards or other types of Awards provided for hereunder.

15.8 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

15.9 Compliance with Section 409A of the Code. Notwithstanding any other provisions of the Plan or any Award Agreements thereunder, it is intended that the provisions of the Plan and such Award Agreements comply with Section 409A of the Code, and that no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan, or any Award Agreement interpreted, in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. In the event that it is reasonably determined by the Board or Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of Employment. Unless otherwise provided in an Award Agreement or other document governing the issuance of such Award, payment of any Performance Award intended to qualify as a “short term deferral” within the meaning of Section 1.409A-1(b)(4)(i) of the U.S. Treasury Regulations shall be made between the first day following the close of the applicable Performance Period and the last day of the “applicable 2 ½ month period” as defined therein. Notwithstanding the foregoing, each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her, or in respect of any payment or benefit delivered in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all such taxes or penalties.

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15.10 No Rights as Shareholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Shares.

15.11 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

15.12 Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be  stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.13 Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

15.14 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

15.15 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

15.16 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 16. TERM OF THE PLAN

16.1 Effective Date. The Plan shall be effective as of April 15, 2014 provided it has been approved by the Board and by the Company's shareholders.

16.2 Expiration Date. No new Awards shall be granted under the Plan after April 15, 2024. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after April 15, 2024.

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